SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           SENIOR CARE INDUSTRIES, INC.
               (exact name of registrant specified in its charter)

         Nevada                          6500                 68-0221599
------------------------      ------------------------    ----------------------
(State of incorporation)        (Primary Standard            (IRS Employer
                             Industrial Classification)   Identification Number)

                410 Broadway, 2nd Floor   Laguna Beach, CA 92651
       -------------------------------------------------------------------
                    (Address of principal executive offices)

                         Resident Agents of Nevada, Inc.
                          711 S. Carson Street, Suite 4
                              Carson City, NV 89701
                           ---------------------------
                     (Name and address of agent for service)

                                 (775) 882-4641
                                 --------------
          (Telephone number, including area code, of agent for service)


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to RULE 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------

If this Form is a post-effective amendment filed pursuant to RULE 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------

If this Form is a post-effective amendment filed pursuant to RULE 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   -----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                CALCULATION OF REGISTRATION FEE

Title of each                    Maximum          Proposed          Proposed
class of securities              Amount to        maximum           maximum            Amount of
to be registered                 be registered    offering price    aggregate          registration
                                                  per unit(1)       offering price     fee
------------------------------------------------------------------------------------------------
Common Stock, $.001 Par Value     16,000,000(1)    $.50             $8,000,000         $2,224.00
------------------------------------------------------------------------------------------------
Common Stock, $.001 Par Value(2)   3,200,000       $.50             $1,600,000         $  444.80
------------------------------------------------------------------------------------------------
Total                                                                                  $2,668.80



(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act").

(2) Issuable upon the exercise of Common Stock Commitment and Purchase Warrants issued or issuable to Bayview, LLC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

                          SENIOR CARE INDUSTRIES, INC.

    Cross Reference Sheet Furnished Pursuant to Rule 501(b) of Regulation S-K

         Item No. and Caption               Caption in Prospectus

 1.      Forepart of the Registration       Facing page of the Registration
         Statement and Outside Front        Statement and Outside Front
         Cover Page of Prospectus           Cover Page of Prospectus

 2.      Inside Front and Outside Back      Inside Front and Outside Back
         Cover Pages of Prospectus          Cover Pages of Prospectus

 3.      Summary Information and Risk       Prospectus Summary; Risk
         Factors                            Factors; Sales by Selling
                                            Shareholder; The Company

 4.      Use of Proceeds                    Use of Proceeds

 5.      Determination of Offering Price    Front Cover Page of Prospectus;
                                            Risk Factors;
                                            Prospectus Summary

 6.      Dilution                           Prospectus Summary; Risk Factors

 7.      Selling Security holders           Sales by Selling Shareholder

 8.      Plan of Distribution               Front Cover Page of Prospectus;
                                            Plan of Distribution

 9.      Legal Proceedings                  Litigation

10.      Directors, Executive Officers      Management; Principal Ownership
         Promoters and Control Persons      Of Certain Beneficial Owners
                                            & Management

11.      Security Ownership of Certain      Principal Ownership of Certain
         Beneficial Owners and              Beneficial Owners & Management
         Management

12.      Description of the Securities      Prospectus Summary;
         to be Registered                   Sales by Selling Shareholder

13.      Interest of Named Experts          Legal Matters; Experts
         and Counsel

14.      Statement as to                    Indemnification
         Indemnification

15.      Organization Within Five           Prospectus Summary;
         Years                              The Company; Management;
                                            Management's Discussion and
                                            Analysis of Financial Condition
                                            & Results of Operations

16.      Description of Business            The Company

17.      Management's Discussion and        Management's Discussion and
         Analysis or Plan of Operation      Analysis of Financial Condition
                                            & Results of Operations; Plan
                                            Of Operation

18.      Description of Property            The Company

19.      Certain Relationships and          The Company; Plan of Operation;
         Related Transactions               Management

20.      Market for Common Equity           Risk Factors; Trading Market
         and Related Stockholder Matters    & Related Matters; Description of
                                            Securities

21.      Executive Compensation             Executive Compensation

22.      Financial Statements               Financial Statements

23.      Changes In and Disagreements       Changes In & Disagreements
         With Accountants on Accounting     With Accountants
         and Financial Disclosure

24.      Indemnification of                 Part II
         Directors and Officers

25.      Other Expenses of                  Part II
         Issuance and
         Distribution

26.      Recent Sales of                    Part II
         Unregistered Securities

27.      Exhibits                           Part II

28.      Undertakings                       Part II

                          Subject to Completion, Dated

                               P R O S P E C T U S

                            SENIOR CARE INDUSTRIES, INC.

                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
                                 (949) 376-1325

                                  THE OFFERING

        The resale of up to 19,200,000 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

         o        up to 16,000,000 shares are issuable to Bayview, LLC
                  ["Bayview"]

         o up to 3,200,000 shares are issuable upon the exercise of warrants issuable to Bayview,

         We may receive proceeds from the sale of shares to Bayview and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Bayview.

                                 TRADING SYMBOL
                SENR (Over-the-counter Electronic Bulletin Board)

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 8

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes our Company, finances and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY
        About our Company                                                      7
        About our Investment Agreement                                         7
        Key facts                                                              7

RISK FACTORS                                                                   8

PLAN OF DISTRIBUTION                                                          12

REGISTRATION RIGHTS OF BAYVIEW                                                14

SALES BY SELLING SHAREHOLDER                                                  15
Bayview Investment agreement                                                  15
           Overview                                                           15
           Put rights                                                         15
           Warrants                                                           16
           Shareholder approval                                               16
           Substitution of New Agreement                                      16
           Request Procedures & Stock Purchases                               16
           Prices of Shares                                                   16
           Necessary Conditions                                               16
           Restrictions on Future Financings                                  17
           Costs & Fees                                                       17
           Termination of Stock Purchase Agreement                            17
           Bayview's right of indemnification                                 18
           Shares Eligible for Future Sale                                    18
           Sale of Restricted Securities                                      18
           Selling Shareholder                                                19

THE COMPANY                                                                   19
        General Background of the Company                                     19
        Significant Acquisitions of Senior Care Industries                    20
        The Nature of Senior Care's Business                                  21
        Facilities                                                            23
        Employees                                                             23
        Government Regulation                                                 23

USE OF PROCEEDS                                                               24

LITIGATION                                                                    25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                                         26

PLAN OF OPERATION                                                             29

MANAGEMENT                                                                    30

EXECUTIVE COMPENSATION                                                        33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT                  35

TRADING MARKET & RELATED MATTERS                                              36

DESCRIPTION OF SECURITIES                                                     36

LEGAL MATTERS                                                                 37

EXPERTS                                                                       37

AVAILABLE INFORMATION                                                         37

INDEMNIFICATION                                                               38

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                                 38

FINANCIAL STATEMENTS                                                         F-1

         References in this document to "us," "we," or "the Company" refer to Senior Care Industries, Inc., its predecessor and its subsidiaries.

                               PROSPECTUS SUMMARY

ABOUT OUR COMPANY

Senior Care Industries is a diversified firm consisting of a real estate division, a manufacturing division, and eventually a third division to be known as the pharmaceutical.nutriceutical division is contemplated.

The Company's real estate division invests in, manages, and develops senior housing, and is a leader quality for-sale and rental, independent living age-restricted communities.

The Company's manufacturing division targets for acquisition, ancillary companies whose products and services are in high demand by Seniors such as medical device manufacturers, specialty food manufacturing companies and furniture manufacturing companies, enabling the firm to service seniors both in and out of its age restricted communities with its own products.

The Company's Nutriceutical and pharmaceutical division targets for acquisition nutriceutical and/or pharmaceutical manufacturing companies and web based health products distributors as a feeder to manufacture and sell the products through an "E-commerce" pharmacy. The Company's pharmaceutical division utilizes a program to include a full service web-based senior support system that sells direct to the consumer, related health products in the financial services sector, including life insurance, health insurance, dietary advice, holistic medical alternatives, water and air purification. The Company is finalizing a web-site and a support staff offering 24 hour access to these products and services once an acquisition closes.

Presently, the Company has no operations in the nutriceutical or pharmaceutical division. It has entered into two binding agreements to purchase companies in this field, MicroDentiX which performs dental diagnostic tests for periodontal disease by the use of DNA analysis and Physicians Nutritional Laboratories, Inc., who distributes a line of nutriceuticals designed by doctors.

ABOUT OUR INVESTMENT AGREEMENT

We have been seeking additional financing for our working capital requirements, expansion of our existing operations and acquisition of additional companies whose businesses fit into our basic plan for growth. We have entered into an investment agreement with Bayview to raise up to $20 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume, and a minimum period of time must elapse between each sale. Each sale will be to Bayview. In turn, Bayview will either hold our stock in their own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors. This prospectus covers the resale of our stock by Bayview either in the open market or to other investors.

KEY FACTS
Common Shares of the Company's Stock:
Shares being offered for resale to the public         19,200,000
Total shares outstanding prior to the offering        11,440,681 as of
                                                      November 30, 2000

Total shares outstanding after the offering and       30,640,681
exercise of Bayview warrants

Price per share to the public                         Market price at time of resale

                                                      Total proceeds raised by
                                                      offering None, however up
                                                      to $20 million may be
                                                      received from Bayview
                                                      under the investment
                                                      agreement and additional
                                                      amounts may be received
                                                      from the exercise of
                                                      warrants

                                                      Our investment agreement with
                                                      Bayview is included as an exhibit
                                                      to this Registration Statement

Dividend policy                                       No dividends expected

RISK FACTORS

The common shares being offered for resale by Bayview are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

History of Operating Losses; Accumulated Deficit; Uncertainty of Future
-----------------------------------------------------------------------
Profitability; Going Concern Issue
----------------------------------

We have historically operated at a loss and incurred a loss for the fiscal year ended December 31, 1999. The accumulated deficit for the period ended December 31, 1999 was $2,073,273.00. The net loss on operations for the fiscal year ended December 31, 1999 was $234,468.00 resulting in a net loss attributable to common shareholders of $.05 per share, basic and diluted. For the nine month period ended September 30, 2000, the Company suffered a net loss of $262,181.00 resulting in a net loss attributable to common shareholders of $.02 per share, basic and diluted.

The Company was a development stage company until the third quarter of 1999 when it actually commenced operations after the purchase of a group of assets from East West Community Developer, some of which were in the construction stage of development. At that time, the Company had little income other than from rents which it realized from its office building in Laguna Beach, California, from a strip mall in Nevada and from a partially completed complex in Nevada. At that time, income from the sale of condominium which were under construction at the beginning of the year 2000 was at least ten months away. The Noble Furniture acquisition which became effective in January, 2000, assured that the Company would have an income stream regardless of whether it had real estate sales from condomuniums or other development projects. Likewise, the Company has been seeking to acquire other operating businesses which, when combined with Senior Care's real estate development operations, will hopefully result in a steady income stream and profitablity.

However, there can be no assurances that we will be able to identify any operations that we may deem suitable for acquisition, or that if we do identify such operations, that any of them will be successfully acquired, developed and commercialized.

Need for Additional Capital; Possible Issuance of
-------------------------------------------------
Securities and Corresponding Possible Future, Substantial Dilution
-----------------------------------------------------------------

Our cash requirements continue to be significant. In order for us to satisfy our capital needs for the next 12 months, we must increase revenues from our real estate development projects and raise additional capital. There can be no assurance that additional capital can be obtained on terms acceptable to us, or at all. Failure by us to realize significant revenues and achieve profitability from our real estate development and sales operations or obtain additional capital, would have a material adverse effect on us.

There are presently a total of 11,440,681 common shares outstanding. If the entire equity line of $20,000,000.00 which is contemplated by the offering is raised, this would mean that additional shares totaling up to 19,200,000 shares would be issued over a period of two years resulting in a total number of shares outstanding of 30,640,681 not considering any other acquisitions which the Company may make during this two year period. This would result in a substantial dilution of the Company's stock and would have a substantial dilutive effect on the holders of our securities.

It should also be noted that on April 5, 1999, in connection with the acquisition of East-West, the Company's Board of Directors authorized the Company to grant a consultant warrants to subscribe for and purchase up to 5,000,000 shares of the Company's common stock, $0.001 par value at an exercise price of $0.00083333 per share expiring on April 5, 2001. The consultant returned these warrants to the Company and requested that the warrants be canceled in April of 2000. The Company accepted the cancellation of these warrants. The cancellation of these warrants had an anti-dilution effect by reducing a potential dilution of an additional 5,000,000 shares which could have come onto the market if the provisions of Rule 144 were employed.

Uncertainty of Corporate Development; Corporate Inexperience
------------------------------------------------------------

Development of our new operations will be subject to all of the risks associated with new operational development, including unanticipated delays, expenses, technical problems, or other difficulties that could result in continuing losses. For example, a construction project could be delayed because building plans are not promptly approved or have to be redrawn or because a zoning variance could not be obtained on a timely basis. Given the uncertainties inherent in the development of new operations particularly in the housing construction market, there can be no assurances that we will be successful in developing the income that we presently believe we will develop. Investors should be aware of the potential problems, delays and difficulties often encountered by any company that has been out of the development stage for a little over one year. As a consequence, problems may arise that may be beyond the experience or control of management and accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by such companies in the establishment of a new business in a highly competitive industry. Accordingly, there can be no assurance that our development and commercialization activities will be successful, or that we will ever achieve significant levels of revenue or profits, if any.

No Assurance of Identification or Acquisition of Additional Operations
----------------------------------------------------------------------

From time to time, if our resources allow, we intend to explore the acquisition of additional operating companies that fit into the general scheme of Senior Care's goal to become a fully integrated real estate, manufacturing and pharmaceutical/nutricutical company benefiting seniors. There can be no assurance, however, that we will be able to identify any such companies and, even if suitable companies are identified, there can be no assurance that we will have sufficient funds to acquire any such operations or that any such operations will ultimately be viable.

Government Regulations
----------------------

The Company is subject to governmental regulation with respect to its development projects from the standpoint of being required to secure certain zoning clearances, building permits and must satisfy other normal building regulations including occupancy permits for condominium and apartment units which the Company may, from time to time, have under construction. Also, the Company must satisfy local building inspectors who inspect the work on the Company's projects from time to time.

The Company develops age restricted housing for seniors, generally aged 55 and over. Presently, the Company is unaware of any governmental regulation of the senior housing market, per se. However, should such regulation become or be made effective, the Company intends to comply with those regulations.

Competition
-----------

The "elder care" industry is expanding as a simple matter of demographics takes over the market - U.S. Census Bureau information demonstrates that the age of the average American is increasing annually. Senior Care believes that as a result senior citizens are acquiring more clout in the market, and are changing key real estate concepts. Senior Care believes that the older citizen is looking for properties that can provide them with the lifestyle that they would like to have without having to "break the bank" by using all of their savings to purchase housing and use all of their income just to live. Private residences for senior citizens are very active sectors of the market according to the Bank or America who has studied this housing sector. The biggest problem, according to the Bank is that the sector is flooded with demand while there is an absence of supply. Because of this, many development firms are acquiring properties and are reconfiguring them to suit the needs of the elderly. While barriers to entry into this industry are starting to appear, firms with a highly aggressive acquisition schedule, can position themselves to be key players in different geographic locations.

Nationwide Demographics: Senior Housing

Due to the aging of the population, the number of people included in this segment is increasing, and is projected to have strong continued growth. Because of increases in life expectancy, the U.S. Census Bureau statistics cite that the proportion of Americans over the age of 65 has steadily gained during this century. In 1994, 1 in 8 Americans was over 65, by the year 2050, it is projected that 1 in 5 will be over this age. In 1993, 600,000 assisted living units generated a combined total of $12 billion in revenue. Due to the "graying of America," the number of assisted living units is expected to reach 1.3 million by the year 2000, generating in excess of $33 billion in revenue.

California Demographics: Senior Housing, Conventional Housing, and Commercial Development.

Although the Company will continue it's west coast development in Las Vegas, New Mexico, Arizona and California, it is placing particular emphasis on locating opportunities within southern California's "sixty mile circle". The Evergreen Manor II project which was recently completed by the Company and is owned by the Company, as well as the Company office building in Laguna Beach that is owned by the Company, fall within the "sixty mile circle", which is the area within sixty miles of downtown Los Angeles. This area represents the heart of the southern California market as defined by Bank of America, and is one of the most dynamic economies in the United States. The market contained within the "sixty mile circle" accounts for nearly one half of the state of California's personal income, one half of the state's total economy, 45% of the state's population, 48% of the state's non-farm employment, and two thirds of the state's valuation in international trade. According to Bank of America, the "sixty mile circle" is the nation's second largest concentrated area of population, employment, business and industry, and exceeds the population of all but three states in the country excluding California. Among the 13 western states, the "sixty mile circle" accounts for 25% of the population and 27% of the personal income. This vast pool of wealth generates gross output that exceeds the GNP of all but 13 nations in the world today and creates a massive market of potential residents for both projects.

THE SIXTY MILE CIRCLE: STATISTICAL DATA
ON THE AREA WITHIN 60 MILES OF DOWNTOWN LOS ANGELES

AS COMPARED TO THE STATE OF CALIFORNIA

Total Personal Income:                    49.9%
Total Population:                         45%
Non-Farm Employment:                      48%
Manufacturing Employment:                 56%
Valuation of International Trade:         66%

AS COMPARED TO THE NATION AS A WHOLE
Concentration of Population               2nd Largest
Concentration of Employment:              2nd Largest
Concentration of Business And Industry:   2nd Largest

AS COMPARED TO THE 13 WESTERN STATES

Total Population:                     Exceeds all but 3 states
Total Population:                     25%
Total Personal Income:                27%
The "sixty mile circle" offers ongoing stable development opportunities for all 3 categories of the Senior Care
Industries Inc., portfolio.

The principal competitors of Senior Care are such operations as the Del Webb Company and others who also build senior restricted housing. Senior Care's emphasis will be to fill the nitch of the senior who wishes to spend from $125,000.00 to $250,000.00 for a home and who wishes to save on monthly maintenance fees. Senior Care does not intend to build for the high end customer and for that reason, competition, at least at the present time, is limited in Senior Care's nitch market.

Dependence On Key Personnel
---------------------------

Our success will depend to a large extent upon our ability to retain Mr. Stephen Reeder, our Chief Executive Officer and Chairman of the Board. The loss or unavailability of the services of Mr. Reeder would have a material adverse effect on our business and operations.

Likewise, Bob Eschwege, the manager of Noble Furniture, is essential to the continued profitablity of that subdivision of the Company. He understands the furniture manufacturing business and the distribution of furniture business thoroughly, and though he could be replaced, it would be difficult and the loss or unavailability of the services of Mr. Eschwege would have a material adverse effect on Noble Furniture as an integral part of Senior Care's business and business plan.


No Dividends With Respect to Common Stock
-----------------------------------------

We have not paid any cash dividends with respect to our Common Stock, and it is unlikely that we will pay any dividends on our Common Stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

Shares Eligible for Future Sale
-------------------------------

There are presently 5,783,681 shares of Common Stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act, all of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. Of these shares, 2.59% are owned by Bob Eschwege, the manager of Noble Furniture. 10.52% of these shares are owned by other officers or directors but no one person owns more than 1% of the shares outstanding.

Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of us and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of our Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of our Common Stock.

Forward-Looking Statements and Associated Risk.
-----------------------------------------------

         This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes,""expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

         PLAN OF DISTRIBUTION

General
-------

         Bayview is offering the shares of our common stock for its account as a statutory underwriter, and not for our account. We will not receive any proceeds from the sale of our common stock by Bayview. Bayview will be offering for sale up to 19,200,000 shares of our common stock acquired by it pursuant to the terms of the investment agreement more fully described above and the warrants issued to it in connection with the transaction. Bayview has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of our common stock and will be acting as an underwriter in its resales of our common stock under this prospectus. Bayview has, prior to any sales, agreed not to effect any offers or sales of our common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase shares of our common stock in violation of any applicable state and federal securities laws, rules, and regulations and the rules and regulations governing the OTC electronic bulletin board.

         To permit Bayview to resell the shares of our common stock issued to it under the investment agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Bayview that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder, to keep it effective until the earlier of (i) the date as of which Bayview may sell all of the securities it holds without restriction pursuant to Rule 144(k) promulgated under the 1933 Act or (ii) the date on which (A) Bayview has sold all the common stock required to be registered under the investment agreement;
(B) Bayview has no right to acquire any additional shares of common stock under the investment agreement; and (C) Bayview has no right to receive common stock underlying the warrants we are required to issue to it pursuant to the investment agreement.

         Bayview is subject to the applicable provisions of the Exchange Act of 1934, including without limitations, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of our common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids, or to effect passive market making bids. In addition, in connection with the transactions in our common stock, Bayview and we will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitations, the rule set forth above. These restrictions may affect the marketability of the shares of our common stock owned by Bayview.

         All the selling security holders have advised us that, prior to the date of this prospectus, they have not made any agreement or arrangement with any underwriters, brokers, or dealers regarding the distribution and resale of the shares or warrants. If we are notified by a selling security holder that any material arrangement has been entered into with an underwriter for the sale of their shares or warrants, then, to the extent required under the Securities Act of 1933 or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate: (i) the name of the participating underwriter; (ii) the number of the shares or warrants involved; (iii) the price at which such shares or warrants are to be sold, the commissions to be paid, or discounts or concessions to be allowed to such underwriter; and (iv) other facts material to the transaction.

         Neither the shares nor warrants have been registered for sale by the selling security holders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in these securities should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

         We expect that the selling security holders will sell their securities covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling security holders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling security holders and/or the purchasers of the securities for whom they may act as agent (and thus compensation may be in excess of customary commissions). The selling security holders and any broker-dealers that participate with the selling security holders in the distribution of shares may be deemed to be underwriters and commissions received by them and any profit on the resale of securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the selling security holders will sell any or all of the common stock or warrants offered by them hereunder.

         Sales of the securities on the OTC Bulletin Board or other trading system may be by means of one or more of the following:

         (i) a block trade in which a broker or dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus; and

         (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls, and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. In addition, from time to time a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

         The selling security holders are not restricted as to the price or prices at which they may sell their share of common stock or warrants. Sales of such securities at less than market prices may depress the market price of our common stock. Moreover, the selling security holders are not restricted as to the number of shares or warrants that may be sold at any one time.

         The selling security holders will pay all commissions and their own expenses, if any, associated with the sale of our common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

         On December 4, 2000, the closing bid price for our common stock was $0.52, the average daily trading volume for the last 30 trading days ended December 4, 2000 was 97,444 and our average dollar trading volume, as defined in the investment agreement for that same period was $98,533. If this closing bid price and average trading volume remained constant over the 24 month period of the investment agreement and we requested $100,000 each of the approximately 32 purchase periods during the 24 month term, which amount Bayview agrees to fund if certain conditions in the investment agreement are met, under this example, we would issue 7,032,967 shares to Bayview at $.455 per share, a twelve and one half percent discount to the average of the lowest three closing bid prices during the ten trading day purchase period; provided that we do not exceed the limit contained in the investment agreeement or Bayview's total beneficial ownership of common stock described below, and we have enough authorized shares. Presuming we issue the 7,032,967 shares and that we do not exceed the limit contained in the investment agreement or Bayview's total beneficial ownership of common stock described below and we have enough authorized shares, we will pay underwriting compensation to and expenses for Bayview, and other offering expenses as follows:

                     UNDERWRITING COMPENSATION AND EXPENSES
                     --------------------------------------

                                                  Per Share            Total
                                                  ---------            -----

Discount to Bayview (12.5%)                        $0.065             457,143

Expenses payable on behalf of Bayview
  Escrow fees (1)                                   0.0091             64,000
  Legal Fees of Bayview                             0.0028             20,000

Estimated offering expenses
  SEC filing fee                                    0.000278            2,668
  Accountant's fees and expenses                    0.0005              5,000
  Legal fees and expenses                           0.0005              5,000

Total                                              $0.072578          543,811
-----------
(1) This fee will be $2,000 per request.


REGISTRATION RIGHTS OF BAYVIEW
------------------------------

         We granted registration rights to Bayview to enable it to sell the shares of our common stock that it purchases under the investment agreement. In connection with such registration, we will have no obligation to:

o assist or cooperate with Bayview in the offering or disposition of such shares;

o indemnify or hold harmless the holders of any such shares (other than Bayview) or any underwriter designated by such holders; or

o obtain a commitment from an underwriter relative to the sale of any such shares.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus forms a part.

         Bayview may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conform to the requirements of such Rule.

SALES BY SELLING SHAREHOLDER

BAYVIEW INVESTMENT AGREEMENT

        OVERVIEW. On November 16, 2000 we entered into an investment agreement with Bayview. The investment agreement entitles us to issue and sell our common stock for up to an aggregate of $20 million from time to time during a two-year period, beginning on the effective date of this Registration Statement. This is also referred to as a put right.

        PUT RIGHTS. After the Registration Statement is declared effective, the Company can draw down on the equity credit line provided by the investment agreement with Bayview upon certain terms and conditions. This explanation is not meant to be all-inclusive but simply a brief and incomplete synopsis of the procedure and terms for drawing down on the equity credit line.

        Some of the Conditions Precedent to Issuing a Put Notice:
        ---------------------------------------------------------

        - The Registration Statement must be effective and current;

        - Average dollar trading volume for each of the ten (10) trading days prior to the Put Notice Date must be at least $75,000.00;

        - Average closing bid price for the ten (10) trading days prior to the Put Notice Date must be at least $.50;

        - Subject to other conditions set forth in the Investment Agreement mainly in Sections 1, 7 and 8, inclusive.

        Some of the Procedures or Mechanics for Drawing Down by Issuing a Put
        ---------------------------------------------------------------------
        Notice:
        -------

        - The Put Notice Date is the trading day after the Put Notice is received if it is received by 12:00 P.M. Eastern Time and the second trading day after the Put Notice is received if it is received after 12:00 P.M. Eastern Time;

        - The maximum dollar amount of the Put Notice shall be 1.5 times the average trading volume for the 30 consecutive days preceding the Put Notice (which may be increased or decreased upon mutual agreement of the parties);

        - The maximum number of shares is limited to 4.99% of the Company's current issued and outstanding common shares;

        - The purchase price for the shares will be 87.5% of the average lowest three closing bids during the ten (10) days prior to the Closing Date;

        - The Closing Date is the eleventh day after the Put Notice Date.

        WARRANTS. At the end of each trading day, we are required to issue and deliver to Bayview a warrant to purchase a number of shares of common stock equal to 20% of the common shares issued to Bayview in the applicable put. Each warrant will be exercisable at a price which will initially equal 120% of the market price for the applicable pricing period. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         SHAREHOLDER APPROVAL. We may issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market or the American Stock Exchange, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

         TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Bayview with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

         SUBSTITUTION OF NEW INVESTMENT AGREEMENT TO REPLACE BAYVIEW. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Bayview with notice of such intention to terminate and replace Bayview with another investment agreement with another investor under the same or similar terms and conditions. If the Company replaced Bayview with another investor under similar terms and conditions, it may not be required to file a new Prospectus if this Prospectus is considered current and the new investment agreements become a part of a reoffer prospectus.

         THE REQUEST PROCEDURE AND THE STOCK PURCHASES The investment agreement does not permit us to request funds if the issuance of shares of common stock to Bayview pursuant to the request would result in Bayview owning more than 4.99% of our outstanding common stock on the request date.

         We may make a request for cash by faxing a notice to Bayview that states the amount we wish to request.

         PRICES OF SHARES The price at which Bayview will purchase our common stock will be 87.5% of the lowest three closing bid prices during the ten trading days following the day after the put right is exercised.

         NECESSARY CONDITIONS BEFORE BAYVIEW IS OBLIGATED TO PURCHASE OUR SHARES The following are some of the conditions that must be satisfied before Bayview is obligated to purchase the shares of common stock that we wish to sell from time to time:

o A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available for making resales of the common shares purchased by Bayview;

o Our common stock must remain listed on the OTC electronic bulletin board or must be listed on another stock exchange or on NASDAQ;

o We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, nor must a purchase, tender, or exchange offer have been made to and accepted by, the holders of more than 51% of our voting stock, unless in the ordinary course of our business;

o We must be in compliance with our obligations under the investment agreement and related agreements and we must not be in breach of, or in default under, any material provision of the investment agreement or related agreements;

o There can be no material adverse change in our business operations, properties, prospects, or financial condition;

o No injunction may be issued, or action commenced by a governmental authority, prohibiting the purchase or the purchase or the issuance of our common stock;

o No statute, rule, regulation, executive order, decree, ruling, or injunction may be in effect which prohibits consummation of the transactions comtemplated by the investment agreement;

o No litigation or proceeding or any investigation by any governmental authority can be pending or threatened against us or Bayview seeking to restrain, prevent, or change the transactions contemplated by the investment agreement or seeking damages in connection with such transactions; and

o        We may not have filed for protection from creditors.

         RESTRICTIONS ON FUTURE FINANCINGS The investment agreement limits our ability to raise money by selling our securities for cash at a discount to the market price. Pursuant to the investment agreement, during the two year period following the effective date of the registration statement, we may not, without prior notice to Bayview, offer, sell, grant any option to purchase, or otherwise dispose of any of our common stock or securities. If we need additional financing, Bayview has a right of first refusal to provide the financing to us. If Bayview does not wish to provide the financing to us, we may obtain the financing through the disposition of our common stock or securities convertible into common stock to a third party. If we violate the right and sell common stock or securities convertible into common stock at pricing more favorable than that in the investment agreement with Bayview, then the purchase price to Bayview shall be adjusted accordingly. There are exceptions to this limitation in the following situations:

o        Shares, options, or warrants issued pursuant to our stock option plan;

o Shares issued upon the exercise of any currently outstanding warrants or option and upon conversion of any currently outstanding convertible debenture;

o Shares issued in connection with the capitalization or creation of a joint venture with a strategic partner;

o Shares issued in connection with an acquisition by us of another company; and

o        Shares issued in a bona fide public offering by us of our securities.

         COSTS AND FEES ASSOCIATED WITH THE TRANSACTION At the closing of the transaction on November 13, 2000, we delivered the requisite opinion of counsel to Bayview and will pay the escrow agent Joseph LaRocco, P.C. $20,000 for his legal, administrative, and escrow costs. In addition, each time we issue common stock to Bayview in return for cash, we will pay Mr. LaRocco an escrow agent fee of $2,000.

         TERMINATION OF THE STOCK PURCHASE AGREEMENT Unless Bayview agrees to a waiver, the investment agreement will automatically terminate upon the earlier of the date that:

o        Bayview has purchased an aggregate of $20,000,000 of our common stock;

o        Is 24 months after the effective date of this registration statement;

o        We file for protection from creditors;

o We fail to file a registration statement for this offering within 60 calendar days of the signing of the investment agreement or fail to have the registration statement declared effective within 180 calendar days of the signing of the investment agreement;

o We suffer a material adverse change in our business operations, properties, or financial condition;

o Trading in our common stock is suspended by the Securities and Exchange Commission or the OTC electronic bulletin board for a period of five consecutive trading days;

o The resale of our common stock by Bayview ceases to be registered under the Securities Act of 1933;

o We require shareholder approval under Nasdaq rules to issue additional shares and such approval is not obtained within 60 calendar days from the date we issue 19.9% of the maximum allowable shares of common stock; or

o If the registration statement is suspended for more than 30 trading days.

Additionally, the investment agreement may be terminated by mutual agreement of Bayview and us.

         INDEMNIFICATION OF BAYVIEW Bayview is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions in the registration statement, prospectus, investment agreement and related documents except as they relate to information supplied by Bayview to us for inclusion in the registration statement and prospectus. We are entitled to indemnification from Bayview for any losses or liabilities suffered by us as a result of any information supplied to us by Bayview for use in connection with the registration statement.

         SHARES ELIGIBLE FOR FUTURE SALE Through the date of this prospectus, there has been only limited over-the-counter trading of our common stock by certain market makers who have registered to enter quotes on the common stock on the OTC electronic bulletin board. We have no plans to list the common stock on The NASDAQ National Market System or on any national securities exchange. Sales of substantial amounts of shares of our common stock in the public market following the offering, or the perception that such sales could occur, could adversely affect the market price of the common stock prevailing from time to time and could impair our ability to raise capital in the future through sales of our equity securities.

After this registration statement is declared effective by the SEC the shares being sold to Bayview, subject to prospectus delivery requirements, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 described below. Any shares of our common stock that are not registered are "Restricted Securities" as defined in Rule 144. Restricted Securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, such as pursuant to Rule 144, which rule is summarized below. We are aware that some shares have been sold in reliance on Rule 144.

            SALES OF RESTRICTED SECURITIES

In general, under Rule 144 as currently in effect, a person who has beneficially ownede restricted securities, as defined in Rule 144, for at least one year, including a person who may be deemed our affiliate is entitled to sell within a three-month period, a number of shares of our common stock that does not exceed the greater of one percent of the then outstanding shares of common stock and the average weekly reported trading volume of our common stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice, and availability of current public information about us. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the offering, without regard to the volume limitations, manner of sale provisions, or notice or other requirements of Rule
144. In meeting the one and two-year holding periods described above, the holder of restricted securities can include the holding periods of a prior owner who is not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate.

SELLING SHAREHOLDER

         The following table sets forth certain information with respect to the selling shareholder as of December 15, 2000. Except as shown below, the selling shareholder currently is not an affiliate of ours, or has had a material relationship with us during the past three years. The selling shareholder is not and was not affiliated with registered broker-dealers.

                                                                         Amount and
                                                                         Percentage of
                             Beneficial            Maximum Number        Common Stock
                             Ownership of          of Shares of          After the Sale
                             Common Stock as       Common Stock          --------------
         Name                of Dec. 15, 2000      Offered for Sale      Number  %(1)
         ----                ----------------      ----------------      --------------

Bayview, LLC (2)              19,200,000             19,200,000              None

(1) Assumes that the selling shareholders will sell all of the shares of common stock offered hereby. We cannot assure you that the selling shareholders will sell all or any of the shares offered hereunder.

(2) This number includes shares of common stock issuable upon exercise of outstanding warrants which are currently exercisable, which represents 60.67% of our issued and outstanding common stock as of November 15, 2000. This number also includes (solely for purposes of this prospectus) up to an aggregate of 19,200,000 shares of our common stock that we may sell to Bayview pursuant to the investment agreement and warrants issuable in connection with the investment agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Bayview. It is expected that Bayview will not beneficially own more than 4.99% of our outstanding common stock at any time.

                                   THE COMPANY

GENERAL BACKGROUND OF THE COMPANY

History of the Company
----------------------

The Company was organized under the laws of the State of Idaho, February 26, 1968, as Golden Chest, Inc., for the purpose of acquiring and developing mineral properties. On April 5, 1999, the board of directors changed the Company name to Senior Care Industries, Inc., and changed corporate situs from Idaho to Nevada. The Company was re-incorporated on August 26, 1999 under the laws of the State of Nevada.

In 1985, the Company merged with TAP Resources, Ltd, (TAP) a British Columbia corporation in a transaction where the Company issued 1.25 shares of Golden Chest Inc common stock in exchange for each share of TAP common stock. At the time of the merger, the Company and TAP were partners in a minerals exploration joint venture. After the merger Golden Chest Inc. was the surviving corporation while TAP Resources was dissolved.

In 1990, the Company merged with Petro Gold Inc, a Washington corporation, in a transaction where the Company issued 3,000,000 shares of Senior Care Industries, Inc. common stock in exchange for all shares of Petro Gold, Inc. common stock. After the merger Senior Care Industries, Inc. was the surviving corporation while Petro Gold, Inc. was dissolved.

In 1999, the company transferred its assets and liabilities to Paymaster Resources Incorporated.

Significant Acquisitions of Senior Care Industries
--------------------------------------------------

On August 31, 1999, the Company completed an asset purchase agreement where it purchased the assets and liabilities of East-West Developer, Inc. for a note payable of $700,000 and 1,880,122 shares or Senior Care Industries, Inc.'s common stock which was issued directly to the property owners whose properties were sold to the Company through this transaction.

As a result of the East-West Developer acquisition, Senior Care obtained title to the following properties and assets:

1. a 45% membership interest in a limited liability company which owns a development project in Delran, New Jersey *;

2. a 44 unit senior condominium project in Monterey Park, California known as Evergreen Manor II;

3. a 57 unit Senior Apartment Project in Albuquerque, New Mexico;

4. a 25,000 square foot strip center known as Friendly Bear Plaza located in Las Vegas, Nevada;

5. a 32,000 square foot office in Las Vegas, Nevada known as the Pecos Russell Commercial Center;

6. the Company office headquarters building at 410 Broadway in Laguna Beach, California known as Broadway Acacia.

On April 28, 2000, the Company purchased all of the outstanding stock in Noble Concepts Fidelity, Inc., a furniture manufacturing company in San Diego, California. The effective date of the purchase was January 1, 2000 and the income and expense of that corporation is reflected on the first quarter income statement for Senior Care Industries, Inc.

On October 3, 2000, the Company purchased 5,000,000 shares of common stock in Rent USA, Inc. in exchange for 2,000,000 shares of Class D Preferred Stock ** in Senior Care Industries, Inc. The stock position of Senior Care Industries, Inc. gives it actual control of Rent USA, Inc.

---------------------------------------------------
* The Company is involved in litigation regarding its membership interest in Delran and readers are advised to review the Litigation section of this Prospectus to get full details regarding that litigation and the Company's potential exposure.

** Originally the Company reported on a Form 8-K filed on October 26, 2000 that the Company had paid 2,000,000 shares of common stock for its interest in Rent USA. In December, 2000, the purchase agreement was amended and the common stock was returned to the treasury of the Company and a new Class D Preferred Stock was issued in lieu of the original issuance of common stock. An amended 8-K Report will be filed to report this change.
---------------------------------------------------

Rent USA, Inc. is a publicly held company that became a fully reporting company with the Securities & Exchange Commission earlier this year. Rent USA, Inc. is not yet trading on any public market but a Form 211 was filed by Olsen Paine, a brokerage firm who will act as Rent USA's initial market maker, on or about October 16, 2000 to commence trading on the over the counter bulletin board.

Rent USA anticipates three operating divisions, Equip USA, Equip Mining Systems and its mining division. Equip USA and Equip Mining Systems are presently in operation. Mining operations have not yet commenced.

Each of the three divisions is discussed below:

Equip USA
---------

         Rent USA, Inc. provides services in four categories under the umbrella of its current domestic rental and sales business which is to be known as Equip USA. Those rentals and sales are generally from the following sources:

         1. Equipment Rentals - the principal service, consists of renting equipment to small and large contractors, and construction companies.

         2. Equipment Sales - The sale of new and used equipment to small and large contractors and construction companies. The Company is presently negotiating an agreement whereby it will become a dealer for New Holland, a manufacturer of heavy construction equipment.

         3. Re-Rentals - this means re-renting equipment which the Company must rent from others and does not own, then re-renting that equipment to an end user at an anticipated 20% markup over the amount which the Company must pay the owner of the equipment.

         4. Trade Rentals - this means renting equipment on a long term basis to other rental yards, which they, in turn, will mark up and re-rent to the general public at a markup, generally 20%.

         About 50% of the gross volume of the Equip USA's business is from the sale of used equipment which the Company holds in inventory for that purpose. The other 50% of its business comes from the rental of equipment or re-rental of equipment which belongs to others.

Equip Mining Systems
--------------------

         Don Hodges of Rent USA has established a mining equipment sales and rental company known as Equip Mining Systems. Mr. Hodges shares in the profit and had received 20% of the equity in the construction equipment sales entity. Mr. Hodges has considerable experience in this business and brings with him a customer list and executive staff which will be available to run the company. There were no up-front costs for the development of this entity. However, there is a considerable ongoing requirement for operating capital.

Mining Operations
-----------------

         Rent USA entered into a binding agreement to purchase a quarry and rock crushing equipment for the production of natural crushed colored rock which is to be sold in the Southwest United States with the rock crushing plant and quarry located in Kern County, California. The mining operation will primarily serve the wholesale landscape, roofing and architectural pre-cast markets with 14 natural crushed rock colors. The acquisition will be for stock in Rent USA, Inc. but the on going operation of the business will require a considerable infusion of working capital.

The Nature of Senior Care's Business
------------------------------------

Senior Care Industries is a diversified firm consisting of a real estate division, a manufacturing division, and eventually a third division to be known as the pharmaceutical.nutriceutical division is contemplated.

The Company's real estate division invests in, manages, and develops senior housing, and is a leader quality for-sale and rental, independent living age-restricted communities.

The Company's manufacturing division targets for acquisition, ancillary companies whose products and services are in high demand by Seniors such as medical device manufacturers, specialty food manufacturing companies and furniture manufacturing companies, enabling the firm to service seniors both in and out of its age restricted communities with its own products.

The Company's Nutriceutical and pharmaceutical division targets for acquisition nutriceutical and/or pharmaceutical manufacturing companies and web based health products distributors as a feeder to manufacture and sell the products through an "E-commerce" pharmacy. The Company's pharmaceutical division utilizes a program to include a full service web-based senior support system that sells direct to the consumer, related health products in the financial services sector, including life insurance, health insurance, dietary advice, holistic medical alternatives, water and air purification. The Company is finalizing a web-site and a support staff offering 24 hour access to these products and services once an acquisition closes.

Presently, the Company has no operations in the nutriceutical or pharmaceutical division. It has entered into two binding agreements to purchase companies in this field, MicroDentiX which performs dental diagnostic tests for periodontal disease by the use of DNA analysis and Physicians Nutritional Laboratories, Inc., who distributes a line of nutriceuticals designed by doctors.

The company owns a 45% membership interest in a limited liability company which owns a development project in Delran, New Jersey. The first three phases of this development have already been completed and only the fourth phase which involves the development of a shopping mall is yet to be built.

The company has completed construction on its 44 unit senior condominium project in Monterey Park, California known as Evergreen Manor II and unit sales are underway.

In addition, the Company owns and, or is under construction on projects located in the following communities and states:

1. a 57 unit Senior Apartment Project in Albuquerque, New Mexico which is in the beginning phase of construction.

2. a 25,000 square foot strip center known as Friendly Bear Plaza located in Las Vegas, Nevada which is a strip mall that is 95% leased to a variety of small businesses.

3. A 32,000 square foot office in Las Vegas, Nevada known as the Pecos Russell Commercial Center, a four building complex of which two buildings are presently complete and are leased with the third building presently under construction.

Also, the Company owns its office headquarters building at 410 Broadway in Laguna Beach, California known as Broadway Acacia and has tenants in the building in addition to corporate headquarters.

Additionally, the Company also has entered escrow on a 223 residential lot senior restricted housing development in San Jacinto approximately 40 minutes from Palm Springs and 10 minutes from Hemet, California.

Another project known as Flamingo 55 located in the City of Las Vegas, Nevada at the intersection of Flamingo Blvd. and Freeway 95 will build 55 senior restricted town homes. The Company intends to break ground on this project in December, 2000. Plans were submitted to the Clark County Planning Department on this project in early August, 2000.

By far the largest project presently being undertaken by the Company is the 715 acre project at the Lakes in Pahrump Valley, Nevada. This project which will take nearly 10 years to build eventually will comprise 2 golf courses, 2,000 residential housing units in a mixed use age restricted fully planned community. Escrow on this project was opened in July, 2000 and the plan development process is underway.

On August 7, 2000, the Company agreed to purchase the Bellflower Christian Retirement Center, a 99 unit retirement home in Bellflower, California. That escrow is still open as of December 15, 2000 and the Company expects to complete the transaction in early 2001.

FACILITIES.

The Company owns the office building which it occupies at 410 Broadway in Laguna Beach, California. It also maintains a furniture factory in San Diego, California which is leased.

The Company's corporate headquarters at 410 Broadway in Laguna Beach, California is an 5,600 square foot office building. The Company occupies a total of 800 square feet and the rest of the building is leased to tenants. Additionally, the Company occupies a total of 1,200 square feet of an office building which it owns in Las Vegas, Nevada. That building has a total of 8,000 square feet with the balance being leased to tenants.

The furniture factory, Noble Furniture, leases two properties, a 21,000 square foot facility and another 20,000 square foot facility, both in El Cajon, California. Both leases are gross leases with a monthly rental of .33 cents per square foot and both leases will terminate on May 1, 2002.

In addition, the Company owns and, or is under construction on projects located in the following communities and states:

1. 47 unit Senior Condominium Project, Monterey Park, California known as Evergreen Manor II, which was recently completed and is in the process of being sold. After the sale of the condominium units, Senior Care will have no continued association with the property.

2. 57 unit Senior Apartment Project in Albuquerque, New Mexico, which is yet to commence construction. Senior Care presently owns the raw land and the development plans.

3. 25,000 square foot strip center located in Las Vegas, Nevada, known as Friendly Bear Plaza. This property is completely leased to tenants.

4. A 32,000 square foot office building in Las Vegas, Nevada, known as Pecos Russell Business Center. This project includes a total of four buildings, two of which are completed and are completely leased, the third is under construction and the fourth is yet to commence construction.

EMPLOYEES.

         As of November 30, 2000, the Company had 85 employees, of whom, approximately 80 were employed at the Noble Furniture factory. The balance of the employees are managerial or secretarial. Of our present officers staff, only Stephen Reeder and Bob Eschwege are full time and John Cruickshank devotes a large portion of his time to the Company. The other officers continue to hold positions with other companies or work for their own entities in addition to serving Senior Care's needs.

         Our future success depends in significant part upon the continued service of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

GOVERNMENT REGULATION.

         We are not subject, as a company, to any material governmental regulation or approvals. However, the Company is subject to governmental regulation with respect to its development projects from the standpoint of being required to secure certain zoning clearances, building permits and must satisfy other normal building regulations including occupancy permits for condominium and apartment units which the Company may, from time to time, have under construction. Also, the Company must satisfy local building inspectors who inspect the work on the Company's projects from time to time.

                                 USE OF PROCEEDS

        We expect to raise a total of $20,000,000.00 under the investment agreement, subject to the terms and limitations previously described. Net proceeds are determined after deducting all expenses of the offering. The net proceeds are determined by the selling price of the shares less a discount of 12.5%. Thus the net proceeds represent a total of 87.5% of the total selling price.

The proceeds will be determined after deducting the following:

        Proceeds                                $20,000,000.00
        Less 12.5% discount =                  (  2,500,000.00)
                                                --------------
        Net Proceeds                             17,500,000.00

        Less Expenses:

        2% of dollar amount raised to
        The Geneva Group, Inc.                      400,000.00

        Fees to Joseph B. LaRocco, Esq.              15,000.00

        Fees to Joseph B. LaRocco, Esq. of
        $2,000.00 on each drawdown                   20,000.00 (Estimate)
                                                --------------
        Total Expenses:                        (    435,000.00)
                                                --------------
        Net Proceeds after above noted Costs:   $17,565,000.00

        We intend, in the following order of priority, to use the net proceeds after costs from this offering as follows:

Acquisition                                              $13,000,000

Public Relations                                             300,000

Working capital and general corporate purposes             4,265,000
                                                         ------------

       Total                                             $17,565,000
                                                         ============

        The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

         - Revenues generated from existing and anticipated acquisitions

         - The development of marketing and sales resources,

         - Administrative and legal expenses, and

         - Other requirements not now known or estimable.

        We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 2 years.

                                   LITIGATION

On April 25, 2000, the Company was named as a defendant in a bankruptcy court adversary proceeding in the matter of Willy Farah, Debtor, United States Bankruptcy Court, District of New Jersey, Case No. 98-44940 (NLW), Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, Inc., Senior Care Industries, Inc., First American Stock Transfer, Inc. and Asia Bank, N.A. The complaint seeks to avoid the transfer of certain shares in Senior Care Industries, Inc. presently held by Madeline Farah and Aziz Holdings, Inc. and seeks injunctive relief and to sell the stock pursuant to Section 363(h) of the Bankruptcy Code [11 U.S.C. Section 101, et seq.]. The Chapter 7 Trustee seeks to enjoin the transfer of a total of 800,000 unregistered and restricted shares which Madeline Farah and Aziz Holdings, Inc. own in Senior Care Industries, Inc. The Trustee claims that those shares are properly the property of the debtor's estate. Madeline Farah and Aziz Holdings, Inc. claim that they are not property of the estate of Willy Farah. Senior Care Industries, Inc. takes no position on the matter. Pending a determination of the claims of the various parties, on April 28, 2000, the Bankruptcy Court has temporarily enjoined and restrained the stock transfer agent for Senior Care Industries, Inc., First American Stock Transfer, Inc. from transferring any of the shares in question until a further hearing on the matter.

Another lawsuit which is related to the above matter was brought in the Superior Court of New Jersey, Burlington County Law Division, Case No. BUR L-3667-99 by International Thermal Packaging as Plaintiff against CRT Corporation, American Auditors, LLC, Delran Associates, LLC, Senior Care Industries, Inc., Aspi K. Irani and Joseph Lipari.

International Thermal Packaging [ITP] claims that American Auditors, LLC borrowed $700,000.00 from ITP which is now due and owing. The money was to be secured by a portion of the Delran Associates membership interest owned by CRT Corporation at the time the loan was obtained. At a later time, the Delran membership interest which was owned by CRT Corporation was sold to Senior Care Industries, Inc. having been assigned to it in a package deal from East West Community Developer, Inc. Senior Care purchased a number of assets and assumed various liabilities from East West. However, Senior Care is not liable for the money owed to ITP and has never become obligated to pay the $700,000.00 loan which American Auditors, LLC obtained from ITP.

In the lawsuit, ITP requests that Senior Care impose a constructive trust on any proceeds which it may receive from the liquidation of its Delran membership interest or from dividends paid to it by Delran Associates. Senior Care has taken the position that it has no objection to an imposition of a constructive trust under those conditions and has offered to secure ITP's position with a security interest in its Delran membership interest. To date, that offer has not been accepted by ITP but is still on the table.

The $700,000.00 obligation is a portion of an obligation which Senior Care owes to East West Community Developer. That obligation becomes due on April 30, 2001.

The managing member of the Delran limited liability company has challenged the propriety of the transfer from Willy Farah's membership interest to Senior Care and claims that certain procedures which were required by the Operating Agreement were not followed when the transfer was made thus voiding the transfer. This issue has only been raised, to date, in a counter claim filed in the State Court action. Senior Care disputes this contention and has answered the allegations denying all of the facts set forth in the counter claim.

The Company has retained the services of Connell Foley, LLP, Attorneys at Law, 85 Livingston Ave., Roseland, NJ 07068, telephone (973) 535-5000, Fax No. (973) 535-9217. The attorneys primarily assigned to this matter are Peter Pizzi, Esq. and James Jacobus, Esq. of that firm. They have made appearances in both the bankruptcy litigation and in the state litigation brought by ITP.

Except as described above, we are not aware of any legal matter or claim pending or threatened that would have a material adverse effect on our consolidated financial position or results of operations. There are no other legal proceedings, to which we are a party, which could have a material adverse effect on us.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto appearing in this Prospectus Forward-Looking Statements

--------------------------

         THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REGARDING US, OUR BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES POSED BY MANY FACTORS AND EVENTS THAT COULD CAUSE OUR ACTUAL BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS TO DIFFER MATERIALLY FROM THOSE THAT MAY BE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION: THE IMPACT OF COMPETITION ON OUR REVENUES, CHANGES IN LAW OR REGULATORY REQUIREMENTS THAT ADVERSELY AFFECT OR PRECLUDE CUSTOMERS FROM USING OUR SERVICES FOR CERTAIN APPLICATIONS; ABILITY TO ACQUIRE ADDITIONAL MEDICAL DIAGNOSTIC IMAGING CENTERS; AND FAILURE BY US TO KEEP PACE WITH EMERGING TECHNOLOGIES.

         WHEN USED IN THIS DISCUSSION AS WELL AS IN OTHER ITEMS IN THIS PROSPECTUS, WORDS SUCH AS "BELIEVES", "ANTICIPATES", "EXPECTS", "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS REPORT. WE UNDERTAKE NO OBLIGATION TO REVISE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY SUBSEQUENTLY ARISE. READERS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US IN THIS REPORT AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ATTEMPT TO ADVISE INTERESTED PARTIES OF THE RISKS AND FACTORS THAT MAY AFFECT THE COMPANY'S BUSINESS.

General
-------

The Company was organized under the laws of the State of Idaho, February 26, 1968, as Golden Chest, Inc., for the purpose of acquiring and developing mineral properties. On April 5, 1999, the board of directors changed the Company name to Senior Care Industries, Inc., and changed corporate situs from Idaho to Nevada. The Company was re-incorporated on August 26, 1999 under the laws of the State of Nevada.

In 1985, the Company merged with TAP Resources, Ltd, (TAP) a British Columbia corporation in a transaction where the Company issued 1.25 shares of Golden Chest Inc common stock in exchange for each share of TAP common stock. At the time of the merger, the Company and TAP were partners in a minerals exploration joint venture. After the merger Golden Chest Inc. was the surviving corporation while TAP Resources was dissolved.

In 1990, the Company merged with Petro Gold Inc, a Washington corporation, in a transaction where the Company issued 3,000,000 shares of Senior Care Industries, Inc. common stock in exchange for all shares of Petro Gold, Inc. common stock. After the merger Senior Care Industries, Inc. was the surviving corporation while Petro Gold, Inc. was dissolved.

In 1999, the company transferred its assets and liabilities to Paymaster Resources Incorporated.

On August 31, 1999, the Company completed an asset purchase agreement where it purchased the assets and liabilities of East-West Developer, Inc. for a note payable of $700,000 and 1,880,122 shares or Senior Care Industries, Inc.'s common stock which was issued directly to the property owners whose properties were sold to the Company through this transaction.

As a result of the East-West Developer acquisition, Senior Care obtained title to the following properties and assets:

1. a 45% membership interest in a limited liability company which owns a development project in Delran, New Jersey;

2. a 44 unit senior condominium project in Monterey Park, California known as Evergreen Manor II;

3. a 57 unit Senior Apartment Project in Albuquerque, New Mexico;

4. a 25,000 square foot strip center known as Friendly Bear Plaza located in Las Vegas, Nevada;

5. a 32,000 square foot office in Las Vegas, Nevada known as the Pecos Russell Commercial Center;

6. the Company office headquarters building at 410 Broadway in Laguna Beach, California known as Broadway Acacia.

On April 28, 2000, the Company purchased all of the outstanding stock in Noble Concepts Fidelity, Inc., a furniture manufacturing company in San Diego, California. The effective date of the purchase was January 1, 2000 and the income and expense of that corporation is reflected on the first quarter income statement for Senior Care Industries, Inc.

On October 3, 2000, the Company purchased 5,000,000 shares of common stock in Rent USA, Inc. in exchange for 2,000,000 shares of Class D Preferred Stock in Senior Care Industries, Inc. The stock position of Senior Care Industries, Inc. gives it actual control of Rent USA, Inc.

Rent USA, Inc. is a publicly held company that became a fully reporting company with the Securities & Exchange Commission earlier this year. Rent USA, Inc. is not yet trading on any public market but a Form 211 was filed by Olsen Paine, a brokerage firm who will act as Rent USA's initial market maker, on or about October 16, 2000.

Rent USA anticipates three operating divisions, Equip USA, Equip Mining Systems and a mining division. Equip USA and Equip Mining Systems are presently in operation. The mining division is yet to commence operations.

The following management discussion and analysis and plan of operation should be read in conjunction with the Senior Care consolidated financial statements and notes thereto.

Results of Operations
---------------------

The results of operations of the Company for the nine month period ended September 30, 2000 compared to nine month period ended September 30, 1999 and the year ended December 31, 1999 compared to year ended December 31, 1998 are discussed below and the financial statements concerning operations for these periods are attached in the Financial Statements "F/S" section of this Prospectus.

Revenues
--------

Presently, Senior Care receives income from rentals, sales of condominiums and sales of furniture from the manufacturing operation at Noble Furniture. For the nine months ended September 30, 2000 gross rental income totaled $438,587.00, and furniture sales totaled $4,067,992.00 compared to no income from the period ended September 30, 1999 since at that time, the Company was in development stage. As of September 30, 2000, there had been no condominium sales. Total gross income for the nine month period was $4,396,907.00 resulting in a net operating loss of $262,181.00 which resulted in a net loss attributable to common shareholders of $.02 per share, basic and diluted whereas for the nine month period ended September 30, 1999, again, the Company had no income and no expenses thus resulting in no loss attributable to common shareholders.

Gross revenues for the year ended December 31, 1999 were $100,428.00 compared to no revenue for the year ended December 31, 1998 since the Company was in its development stage until the third quarter of 1999. The Company suffered a net loss for the year ended December 31, 1999 of $234,468.00 whereas, it had no loss for the year ended December 31, 1998. The only income reported during the year ended December 31, 1999 was from property rentals.

Operating Expenses
------------------

Sales, General and Administrative

         Selling, general and administrative costs were $1,070,690.00 in the for the nine month period ended September 30, 2000 as compared to $1,342.00 for the same nine month period ended September 30, 1999. This increase was primarily attributed to the fact that the Company had not yet started operations as of September 30, 1999 and was still in its development stage.

         Selling, general and administrative expense for the year ended December 31, 1999 totaled $140,892.00, compared to no expense during the year ended December 31, 1998.

Net Loss
--------

         Our net loss for the nine month period ended September 30, 2000 was ($262,181.00) as compared to a loss of ($1,342.00) for the nine month period ended September 30, 1999. The increase in net loss was primarily attributable to the fact that the Company was in its development stage during 1999 and had no income and little expense. Loss per common share for the nine month period ended September 30, 2000 was ($0.02) as compared to a ($0.00) loss per common share for the nine months ended September 30, 1999. This increase in loss per common share was attributable to the fact that the Company had not yet commenced operations during the nine month period ended September 30, 1999.

         Our net loss for the year ended December 31, 1999 was ($234,468.00) as compared to ($-0-) for the year ended December 31, 1998. This increase was in net loss was primarily attributable to the fact that the Company was in its development stage during 1999 and had no income and little expense. Loss per common share for the year ended December 31, 1999 was ($0.05) whereas for the year ended December 31, 1998 we had no operations at all. This increase in loss per common share was attributable to the fact that the Company had not yet commenced operations during the year ended December 31, 1998.

Liquidity and Capital Resources
-------------------------------

         To date, we have funded our capital requirements for our current operations from cash flows from our operations, from real estate construction loans and from equity lines of credit which the Company has available. Our cash position as of September 30, 2000 was $505,727.00 as compared to $100.00 as of September 30, 1999. During the first nine months of the year 2000, the Company had a net decline of cash of ($114,931.00) from operating activities. The Company received net cash of $2,787,079.00 from financing activities and expended $2,263,755.00 on construction in progress. During this same period, the Company issued stock for services valued at $29,029.00, incurred a capital lease for the acquisition of machinery and equipment valued at $50,673.00 and paid cash for interest and other items which were capitalized totaling $996,678.00.

         On May 1, 2000 the Company purchased Noble Furniture for 900,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years. The Company recorded $86,612 in amortization expense for the nine months ended September 30, 2000. The effective date of the combination was agreed to as January 1, 2000.

         Our cash position as of December 31, 1999 was $38,117 as compared to $832 as of December 31, 1998. During 1999, a total of ($128,647) in cash was used for operating activities while the Company received net cash of $4,045,789 from financing activities and expended $3,884,857 on construction in progress.

         In the immediate future, in order to fund our current working capital requirements, expand of our existing operations as well as acquire additional companies for growth, we intend to seek to complete this offering of equity securities. Our ability to obtain additional sources of financing cannot be assured. Our growth is dependent on our ability to obtain such additional funding.

PLAN OF OPERATION

Emergence from a Development Stage Company
------------------------------------------

On August 31, 1999, the Company completed an asset purchase agreement where it purchased the assets and liabilities of East-West Developer, Inc. for a note payable of $700,000 and 1,480,122 shares or Senior Care Industries, Inc.'s common stock and 400,000 shares of preferred stock. After that date, the Company commenced operations and was no longer a development stage company.

Our Capital Requirements
------------------------

         Our greatest cash requirements during the next two years will be the need for cash for real estate projects which generally will come from construction loans which the Company will obtain directly from bank lenders, for funding growth through future acquisitions of other companies who fit into the Senior Care business model and for capital requirements of companies already owned by Senior Care such as Rent USA. Noble Furniture already has a credit line from Celtic Capital which the Company believes will meet Noble's requirements for the immediate future.

         We are seeking to fund activities and other operating needs in the next two years from funds to be obtained through our investment agreement with Bayview, LLC.

         Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties and from profits in our manufacturing facilities, both present and contemplated. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and savings institutions to continue construction projects and real estate development projects.

         MANAGEMENT

         Our Directors and Executive Officers, on November 30, 2000, and their ages, positions held with the Company, length of time in such positions, and term of office are set forth below:

Name and Age          Current Position       Director Since     Officer Since
------------          ----------------       --------------     -------------
Stephen Reeder 50     Chairman, CEO,         August 31, 1999    August 31, 1999
                      Director

Richard Hart 52       Vice President,        August 31, 1999    August 31, 1999
                      Director

Bob Coberly 33        Vice President,        August 31, 1999    VP since August 31, 1999
                      Chief Financial Officer,                  CFO since November 10, 2000
                      Director

David Tsai 55         Vice President,        August 31, 1999    August 31, 1999
                      Director

John Cruickshank 60   Vice President                            VP since April 18, 2000
                      Secretary                                 Sec. since November 10, 2000

Scott Brake 48        Director               August 31, 1999

David Edwards 52      Director               April 1, 2000

John Tanner 36        Director               April 1, 2000

Denzel Harvey 55      Director               April 1, 2000

Bob Eschwege 58       Vice President                            May 20, 2000


         The principal occupations and positions for the past several years of each of our executive officers and directors are as follows:

Stephen Reeder: Chairman, Chief Executive Officer, Director

Mr. Reeder brings 30 years of real estate development, construction, and investment experience to the company. Mr. Reeder has built and developed over 20,000 units throughout the western United States and will run the day to day operations of the company and head its construction division. In addition, Mr. Reeder has developed and constructed over 6,000 acres of master-planned communities, and developed and built on average, over $100,000,000 annually between 1985 and 1991. Mr. Reeder will run the day to day operations of the

Company with a particular focus on the development division, coordinating and directing the Company's acquisitions of existing and to-be-built properties and the real estate financing for the company.

Mr. Reeder employment for the prior 5-year period has been as an independent consultant and real estate investor, investing for his own portfolio and consulting with clients in their financing of real estate in the Western United States.

Richard Hart: Vice President, Director

Richard Hart has over twenty years of experience in the construction industry, and has been intimately involved with all manners of construction and developmental processes. He is a licensed general contractor in the State of California and is licensed to build all types of residential and wood frame construction commercial property.

During the last five years, Mr. Hart has been the owner and manager of Pacific Communities, a company specializing in the construction and rehabilitation of senior facilities and multi family homes in the Riverside/San Bernardino areas of Greater Los Angeles. Before his involvement with the Company, Mr. Hart served as the construction supervisor and project manager with the following construction and development firms: Van/Hart Performance Builders, La Ban Development, Special Projects, Sunkist Developers, Cal Cor, Regional Real Estate Developers, and Mike Pleman Developments. Mr. Hart will oversee the western United State construction projects for the Company reporting directly to Steve Reeder.

Scott Brake:  Director

Mr. Brake brings 30 years of business experience to the Board of Directors.

Mr. Brake's employment for the prior 5-year period has been as an independent business and financial consultant in Los Angeles, California.

David Tsai: Vice President

Mr. Tsai is a licensed architect. He graduated from Chung Yuan Christian College of Taiwan in 1967 and moved to California in 1969. After receiving his Masters Degree of Architecture at the University of California Berkeley in 1970, Mr. Tsai moved to Los Angeles and began his architectural career in the Southland.

Mr. Tsai's extensive commercial development and architectural experience derived from early years when he was employed by various renowned architectural firms in the Greater Los Angeles area. Mr. Tsai has participated in design work of landmark projects in Los Angeles, including the Downtown Hyatt Regency Hotel, the Broadway Plaza, and one of the tallest buildings in Los Angeles, the famous 60-story First Interstate Bank building.

In 1975, Tsai Development and Construction Corp. was founded. In 1977, due to increasing demand, an independent Development and Construction Division was formed, separated from the Architectural Division. He has since developed millions of square feet of commercial/retail, and thousands of multi- family residential units, senior units and single family homes. Mr. Tsai most recently created an efficient design for senior condominium projects and is under construction on numerous senior projects in the state of California, including Evergreen Manor, which is owned by Senior Care Industries Inc.

Mr. Tsai's employment for the prior 5-year period has been as the principal of Tsai Development and Construction, in Monterey Park, California. He is the principal designer and builder of the Evergreen Manor II owned by Senior Care.

Robert Coberly: Chief Financial Officer, Director

Mr. Coberly graduated Magna Cum Laude from the University of San Diego in 1990 with a degree in Business Administration with an emphasis on finance. He brings 8 years of real estate experience to the Senior Care Industries Inc., management team. Mr. Coberly will focus on retail and residential development with the company, utilizing his national network of contacts gained through his years with CB Commercial and Marcus & Millechap. Mr. Coberly has initiated and sold over $100,000,000 in real estate throughout the United States and will focus on the eastern U.S. for the Company. He is a licensed real estate broker.

Mr. Coberly's employment for the prior 5-year period has been as a real estate agent with CB Commercial and Marcus & Millechap, in Los Angeles, California. Recently, he relocated to Capital Realty in South Pasadena, California.

John Cruickshank, Vice President

Mr. Cruickshank is a graduate of the University of Vermont and Boston College Law School. For the last 10 years he has been a business consultant working mainly in connection with the law offices of Lawrence R. Young & Associates, P.C. in Downey, California as a consultant to Mr. Young's clients on business affairs. He left that position and joined Senior Care in April of 2000.

David Edwards, Director

David Edwards resides in London, England and is in the international antiques importing business. He was born in London in 1948 and attended school at St. Georges. He was for many years the owner and operator of six major licensed premises in London. He is now retired from that business and spends most of his time in charitable endeavors including acting as trustee and vice-chair of the national charity for children suffering from cancer, the Lennox Appeal, is a member of the Sudbury Rugby Football Club and trustee of the Mountview Drama School.

John Tanner, Director

John Tanner was born in 1964 in Dublin, Ireland, was educated at the Delasalle Brother's School, embarked on a career in hotel management after attending the Royal Marine Hotel Management Course. He presently resides in East Anglia in the United Kingdom and maintains a large stable of horses, trains horses and is a member of the British Show Hack & Riding Association and the British Sports Horse Society. He competes in various horse shows and rides the hunt with the Thorlow in Suffock and, has been awarded a number of hunt buttons by four other hunts in the British Isles.

He presently is also in the antique business, has developed a serious interest in architecture and design. After rebuilding and remodeling Westgate House in Long Melford, he found himself rebuilding and redesigning houses of significance in England, Ireland, Spain and Germany.

Denzel Harvey, Director

Denzel Harvey has been for the last twenty years the owner and operator of Northland Rental & Supply, a heavy equipment rental company in San Dimas, California. His company has an exclusive arrangement with Rent USA to supply equipment to Northland for its customers. He is the brother of Al Harvey, the founder of Rent USA, Inc. Northland is a part of the Disabled Veterans Business Enterprise (DVBE) program in California and by Congress on a Federal level gives an entitlement to disabled veterans on a par with minorities. Denzel Harvey is a disabled veteran. Because of the agreement between Rent USA and Northland, Northland is able to favorably compete on all expenditures for State of California and Federal public works projects. The agreement between Northland and the Rent USA provides for an exclusive marketing arrangement whereby the Rent USA provides the material, equipment and supplies for all of Northland's projects. The agreement is for seven years and is renewable. The agreement is written and signed by both parties. There are only 600 DVBE registered businesses in the California and only one in the heavy construction field according to the Disabled Veterans Alliance. Northland has an advantage over other non DVBE companies when bidding on federally mandated construction projects. The most recent version of the law passed by Congress and by the California State Legislature requires that at least 3% of all contracts let in State and federally mandated projects be to DVBE owned companies.

Bob Eschwege, Vice President and Manager of Noble Furniture

Mr. Eschwege founded Noble Furniture in 1989 and has been with the Company since its inception. He handles all aspects of oversight of manufacture, design, and distribution. He is a master furniture and cabinet maker whose expertise goes far beyond the manufacturing of furniture to the showing and sale of the product to distributors nationwide.

         EXECUTIVE COMPENSATION

         The following table sets forth the Summary Compensation Table for our Chief Executive Officer and the next most highly compensated executive officer other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year. No other compensation not covered in the following table was paid or distributed by the Company to such persons during the period covered. Employee Directors receive stock options for service on the Board of Directors.

    Name                    Annual                      Awards          Payouts
& Position              Comp.
--------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other         Restricted           LTIP    Other
                                          Compensation  Stock      Options

Richard Hart 1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-      55,000     -0-      -0-

Martin       1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Richelli     1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-      55,000     -0-      -0-

Denzel       1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Harvey       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-      55,000     -0-      -0-

David Tsai   1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-      55,000     -0-      -0-

                                       33





    Name                     Annual                     Awards          Payouts
& Position               Comp.
--------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other         Restricted           LTIP    Other
                                          Compensation  Stock      Options

Stephen      1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Reeder       1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
CEO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000       65,000     -0-       -0-          -0-      115,000    -0-      -0-

Bob Coberly  1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       55,000    -0-      -0-

John         1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Cruickshank  1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999 (1)    -0-       -0-       -0-          -0-          -0-    -0-      -0-
Secretary    2000       38,850     -0-       -0-          -0-       55,000    -0-      -0-

Scott Brake  1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       55,000    -0-      -0-

Al Harvey    1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       55,000    -0-      -0-

Bob Eschwege 1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
V.P.         1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Plant Mgr.   2000       66,000     -0-       -0-          -0-       55,000    -0-      -0-

David        1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Edwards      1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-        55,000         -0-    -0-      -0-

John Tanner  1997        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             1998        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-        55,000         -0-    -0-      -0-

(1) Prior to becoming an officer of Senior Care, John Cruickshank received compensation of 50,000 shares of common stock in lieu of cash for consulting services during 1999.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

The Company presently has no compensation committee.

Audit Committee and Insider Participation
-----------------------------------------

We have an Audit Committee of the Board of Directors. The committee was activated on May 12, 2000. The Audit Committee, to date, has held no meetings. The members of the Audit Committee are:

John Tanner
David Edwards
Denzel Harvey

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following sets forth the number of shares of our Common Stock beneficially owned by (i) each person who, as of November 30, 2000, was known by us to own beneficially more than five percent (5%) of our Common Stock; (ii) our individual directors and (iii) our officers and directors as a group. As of September 30, 2000, there were a total of 11,440,681 shares of Common Stock issued and outstanding and after October 3, 2000, there were 2,000,000 shares of Series D Preferred Stock outstanding.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)      CLASS
-------------------                  ---------------------------      ----------
(i)  Rent USA, Inc.                   2,000,000 Restricted                Preferred
     P.O. Box 10                                                          Series D*
     San Dimas, CA 91733                                                  100%

     Aziz Holdings &
     Madeline Farah **                  800,000 Restricted                 6.99%
     50 Laura Drive
     Cedar Grove, NJ 07009

(ii) Bob Eschwege                       150,000 Restricted                 1.31%
     495 Raleigh Ave.                    55,000 Registered         Total   1.79% ***
     San Diego, CA 92020

(iii) officers and directors
      as a group (not including
      Bob Eschwege)                     495,000 Registered
                                        110,000 Restricted         Total   5.29% ***

* Series D Preferred may be converted into common stock over a period of four years from the issue date which was on October 3, 2000, with 1/4 of the number of preferred shares issued on October 3, 2000 becoming convertible annually over the next four years with 1/12th of the annual number of shares allowed to be converted, convertible monthly into four common shares.

** Madeline Farah is the sole shareholder of Aziz Holdings, Inc. and therefore, the two are considered a control group and as such have been added together for purposes of determining 5% ownership. These shares are subject to an injunction which was issued by the Bankruptcy Court in the State of New Jersey which enjoined their transfer or sale pending the outcome of certain litigation which is fully discussed in the pending litigation discussion earlier in the Prospectus.

*** When both restricted stock and registered stock are added together, this is the total percentage for this [these] beneficial owner[s]. No one person in this group owns more than 5% of the shares outstanding.


(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) There were no transactions, or series of transactions, during fiscal 1999 or 2000, nor are there any currently proposed transactions, or series of transactions, to which we are a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest.

         TRADING MARKET AND RELATED MATTERS

         Our common stock is traded over-the-counter under the symbol SENR. The following table sets forth, for the periods indicated, the high and low bid prices for the common stock, as reported by the OTC Bulletin Board during 1999 and 2000. Common stock prices have been adjusted to reflect the eleven for ten split effective October 17, 2000.

                                               Bid Price
                                         High              Low
                                        -----------------------
1999
----
         First Quarter                  $  -0-          $  -0-
         Second Quarter                 $  -0-          $  -0-
         Third Quarter                  $  -0-          $  -0-
         Fourth Quarter                 $ 7 17/64       $ 3 19/64

2000
----
         First Quarter                  $ 5 29/64       $ 3 19/32
         Second Quarter                 $ 4 1/4         $ 1 19/32
         Third Quarter                  $ 3 1/8         $ 1 1/8
         Fourth Quarter                 $ 1.75          $ .29

         On November 30, 2000, there were approximately 3,000 holders of record of our Common Stock.

         We have not paid any cash dividends with respect to our common stock, and it is unlikely we will pay any dividends on our common stock in the foreseeable future. We made a stock dividend of eleven shares for each ten shares owned which was distributed to shareholders of record as of August 15, 2000 and was actually distributed on August 19, 2000.

         DESCRIPTION OF SECURITIES

         Our authorized stock consists of 50,000,000 authorized shares of Common Stock, par value $.001 per share, 11,440,681 shares of which were outstanding as of September 30, 2000; and 5,000,000 authorized shares of Preferred Stock par value .001 per share, of which 2,000,000 Class D shares of Preferred Stock were outstanding after October 3, 2000.

Common Stock
------------

         Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

         All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock
---------------

         The rights of preferred shareholders is determined at the time a class of preferred stock is issued. Generally, each preferred share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Preferred Stock (i) have equal, ratable rights to dividends from funds legally available; (ii) are entitled to share preferably in all of our assets available for distribution to holders of Preferred Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

         Series D Preferred may be converted into common stock over a period of four years from the issue date which was on October 3, 2000, with 1/4 of the number of preferred shares issued on October 3, 2000 becoming convertible annually over the next four years with 1/12th of the annual number of shares allowed to be converted, convertible monthly into four common shares. There is no market for Series D Preferred and therefore, if the stock were to be sold, it would necessarily be converted at which time it would become common stock having been issued pursuant to Section 4(2) of the Act and could only be sold pursuant to Rule 144. How and when stock which is restricted can be sold under Rule 144 has been explained elsewhere in this Prospectus. Thus after a period of four years, it is possible that there could be a total of 8,000,000 additional common shares issued as a result of annual conversions of Series D Preferred.

Transfer Agent
--------------

The transfer agent is:         First American Stock Transfer, Inc.
                               PO Box 47700
                               Phoenix, AZ 85068-7700
                               Telephone: (602) 485-1346

         LEGAL MATTERS

         Lawrence R. Young & Associates, P.C., Attorneys at Law, Downey, California, has rendered its opinion that the securities offered pursuant to this Prospectus will, when issued as described in this Prospectus, be duly authorized, validly issued, fully paid and non-assessable shares. This firm owns a total of 22,000 of our Common shares.

         EXPERTS

         The 1999 financial statements included in this Prospectus have been examined by John Spurgeon, CPA JD, of Pasadena, California, independent certified public accountant, as set forth in their report herein and are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

         AVAILABLE INFORMATION.

         We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

         We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

         We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

             INDEMNIFICATION

         The Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the Act, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The Company's original accountant was James Slayton, CPA who provided the Company with the audit for the filing of its Registration Statement as a Development Stage Company in 1999.

James E. Slayton, the Company's auditor through the early part of 1999 made the following qualification in his Auditor's Report which was attached to the original Registration Statement filed by the Company on Form 10SB as a developmental stage company filed on December 23, 1999 and covering the audit period from date of inception through April 30, 1999:

"The accompanying financial statements have been prepared assuming the Company will continue as a going concern. as discussed in Note 3 to the financial statements, the Company has had limited operations and has not established a long term source of revenue. The Company has had operating losses in its previous operating periods. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

Note 3 to the Financial Statements stated as follows:

"NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not generated significant revenues from its planned principal operations. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern."

The Company then engaged John Spurgeon, CPA, who audited the Company's financial statements for the fiscal year ended December 31, 1999 and filed by the Company on Form 10KSB/A on June 27, 2000. This audit contains no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

On August 1, 2000, the Company engaged the auditing firm of Mendoza and Berger, CPA"s, 25200 La Paz Road, Suite 111, Laguna Hills, CA 92653, telephone (949) 598-8105 as its auditor for the special purpose of auditing the first quarter of 2000 which was a special requirement made upon the Company by the American Stock Exchange as a part of the Company's application to become listed on that exchange. The reason for the selection of Mendoza & Berger to perform this audit rather than the audit being performed by the Company's regular auditor, John Spurgeon, CPA, was as follows:

The Company made application with the American Stock Exchange and in connection with that application, the analyst requested information regarding the status of the Company's auditor with AICPA as a member of the SEC practice section. The Company's auditor, John Spurgeon, CPA was admitted to the practice section on April 3, 2000. However, he had not undergone peer review. Because the work done to audit the Company's financial statements for the year 1999 was done prior to the admission to the practice section, it was determined that the audit should be redone after his admission and that the work should be reviewed by a member of the practice section who had already undergone peer review since the Company's auditor, John Spurgeon had not.

For that reason, Mr. Spurgeon engaged a reviewing auditor who was a member of the practice section and had undergone peer review.

However, once the restated audit for 1999 was filed on an amended 10KSB/A on June 27, 2000, the American Stock Exchange required that the Company have a stub audit for the first quarter of the year 2000 performed by a member of the practice section who had already undergone peer review.

As a result, the Company then solicited bids from three auditing firms, all of whom were members of the SEC Practice Section of the AICPA. The lowest bid and the firm which the Company believed could complete the audit most readily was Mendoza & Berger whom the Company then engaged as its auditor to undertake that work and to become its regular auditor.

The engagement of Mendoza & Berger for the purpose of performing the audit of the first quarter of 2000, was recommended and approved by the Board of Directors after considering all of the information set forth herein above.

John Spurgeon continued as the Company's primary auditor once the special audit of the first quarter of 2000 was completed by Mendoza & Berger.

The Company is unaware of any disagreement between John Spurgeon and/or Mendoza & Berger and/or Mr. Spurgeon's reviewing auditor in connection with any audit which was performed by John Spurgeon for any of the fiscal year ended December 31, 1999 and/or any subsequent period preceding the date when Mendoza & Berger were engaged and there are no disagreement with any former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                          Senior Care Industries, Inc.

                              FINANCIAL STATEMENTS
                                December 31, 1998
                                       and
                                December 31, 1999


                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT

BALANCE SHEET - ASSETS

BALANCE SHEET - LIABILITIES AND SHAREHOLDER'S EQUITY

STATEMENT OF OPERATIONS

STATEMENT OF STOCKHOLDERS' EQUITY

STATEMENT OF CASH FLOWS

NOTES TO THE  FINANCIAL STATEMENTS

JOHN H. SPURGEON CPA
1787 E. Alosta Ave.
Glendora, CA  91740

INDEPENDENT AUDITOR'S REPORT

Board of Directors                                                 June 22, 2000
Senior Care Industries, Inc. (The Company)
Las Vegas, Nevada 89102

I have audited the Balance Sheet of Senior Care Industries, Inc., as of December 31, 1999, (as restated - see Note 2) and the related Statements of Operations, Stockholders' Equity and Cash Flows for the year then ended (as restated - see
Note 2). These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion the financial statements referred to above present fairly, in all material respects, the financial position of Senior Care Industries, Inc., as of December 31, 1999, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ John H. Spurgeon CPA

                          SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                                     ASSETS

                                                               December 31, 1999
                                                               -----------------
                                                     (as restated  - see Note 2)
CURRENT ASSETS:

Cash                                                               $     38,117
Prepaid expenses                                                          2,550
                                                                   -------------

Total current assets                                                     40,667
                                                                   -------------

PROPERTY:

Real estate                                                          15,544,857
Accumulated depreciation                                                (22,222)
                                                                   -------------

Total property                                                       15,522,635
                                                                   -------------

OTHER ASSETS:

Investment in LLC                                                     3,234,000
                                                                   -------------


TOTAL ASSETS                                                       $ 18,797,302
                                                                   =============

See accompanying notes and auditor's report.



                          SENIOR CARE INDUSTRIES, INC.

                                  BALANCE SHEET

                       LIABILITES AND STOCKHOLDERS' EQUITY


                                                                   December 31, 1999
                                                                   -----------------
                                                              (as restated - see Note 2)
CURRENT LIABILITIES:

Current portion of real estate loans                                 $    200,110
                                                                     -------------

Total current liabilities                                                 200,110


NON-CURRENT LIABILITIES:

Real estate loans, net of current portion                               9,635,613
Note payable and accrued interest                                         765,333
                                                                     -------------

Total liabilities                                                      10,600,946
                                                                     -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Series A convertible preferred stock, $0.001 par value
34,500 shares authorized 34,500 shares issued and outstanding                  34
Series B convertible preferred stock, $0.001 par value,
5,000,000 shares authorized, 400,000 shares issued and outstanding            400
Common stock, $0.001 par value, 25,000,000 shares
authorized, 6,662,154 shares issued and outstanding                         6,662
Additional paid in capital                                             10,262,533
Accumulated deficit                                                    (2,073,273)
                                                                     -------------

Total stockholders' equity                                              8,196,356
                                                                     -------------

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY                            $ 18,797,302
                                                                     =============


See accompanying notes and auditor's report.



                               SENIOR CARE INDUSTRIES, INC.

                                 STATEMENTS OF OPERATIONS

                                      For Years Ended

                                                              December 31, 1999 December 31, 1998
                                                              ----------------- -----------------
                                                                  (as restated - see Note 2)
REVENUES:

Property rental                                                    $   100,428    $         0
                                                                   ------------   ------------


COSTS AND EXPENSES:

Selling, general and administrative                                    140,892              0
Depreciation expense                                                    22,222              0
Interest expense                                                       146,766              0
Property tax                                                             4,200              0
                                                                   ------------   ------------

         Total costs and expenses                                      314,080              0
                                                                   ------------   ------------


Ordinary loss                                                         (213,652)             0

Loss on discontinued operation, net of tax of $0                       (20,816)             0
                                                                   ------------   ------------

Net loss                                                           $  (234,468)   $         0
                                                                   ============   ============

Weighted average number of common shares outstanding:
                  Basic and diluted                                  4,784,546        182,032
                                                                   ============   ============
         Net loss attributable to common shareholders per share:
                  Basic and diluted                                $     (0.05)   $      0.00
                                                                   ============   ============

See accompanying notes and auditor's report.


                               SENIOR CARE INDUSTRIES, INC.

                                  STATEMENT OF CASH FLOWS

                                    For the Year Ended


                                                                             December 31, 1999  December 31, 1998
                                                                             -----------------  -----------------
                                                                                   (as restated - see Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                                          $  (234,468)   $         0

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation expense                                                                   22,222              0
Loss on discontinued operation                                                         20,816

Changes in operating assets and liabilities:

Prepaid expenses                                                                       (2,550)
Accrued interest expense                                                               65,333
                                                                                  ------------   ------------
         Net cash used in operating  activities                                      (128,647)             0
                                                                                  ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Costs of real estate construction                                                  (3,884,857)             0
                                                                                  ------------   ------------

         Net cash in investing activities                                          (3,884,857)             0

CASH FLOWS FROM FINANCING ACTIVITIES

Common stock issued for cash                                                            5,000              0
Proceeds  from construction/real estate loans                                       4,045,789              0
                                                                                  ------------   ------------

         Net cash provided by financing activities                                  4,050,789              0
                                                                                  ------------   ------------

Net increase  in cash                                                                  37,285              0
Cash at beginning of period                                                               832            832
                                                                                  ------------   ------------

Balance at end of period                                                          $    38,117    $       832
                                                                                  ============   ============



Supplemental disclosure of cash flow information Cash paid during the year for:
                  Interest expense,
                  Net of amounts capitalized    $81,433
                                                =======

Supplemental disclosure of non-cash investing and financing activities: The
     Company acquired the following assets and assumed liabilities for common and preferred shares during 1999:
                  Real estate                        $11,660,000
                  Investment in LCC                    3,234,000
                  Real estate loans                   (5,789,824)
                  Note payable                          (700,000)
                                                     ------------
                                                     $ 8,404,176
                                                     ============

See accompanying notes and auditor's report.


                                         SENIOR CARE INDUSTRIES, INC.
                                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                For the Years Ended December 31, 1998 and 1999

                           Series A          Series B                            Additional                    Total
                           Preferred Stock  Preferred  Stock    Common    Stock    paid-in     Accumulated  Stockholder's
                            Shares   Amount  Shares    Amount   Shares    Amount   capital       Deficit       Equity
                           ----------------------------------------------------------------------------------------------
Balances as of
December 31, 1998
and 1997                     34,500  $   34       -    $    -    182,032  $  182  $ 1,860,237  ($1,838,805)  $   21,648

Common stock
issued for cash                   -       -        -        -  5,000,000   5,000            -            -        5,000

Stock issued for net
assets  purchased from
East-West Community
Developer, Inc.                   -       -  400,000      400  1,480,122   1,480    8,402,296            -    8,404,176
(as restated - see Note 2)

Net loss                          -       -        -        -          -       -            -     (234,468)    (234,468)
(as restated - see Note 2)

Balances as of
December 31, 1999            34,500  $   34  400,000   $  400  6,662,154  $6,662  $10,262,533  ($2,073,273)  $8,196,356
                             ===========================================================================================


See accompanying notes and auditor's report.

                          SENIOR CARE INDUSTRIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                                December 31, 1999

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets and liabilities to Paymaster Resources Incorporated. The net book value of these assets and liabilities totaled $20,816, which is recorded as a loss from discontinued operations in the accompanying statement of operations.

On April 2, 1999, the Company Board of Directors authorized a 1 for 100 reverse stock split of the Company's $0.10 par value common stock. On April 3, 1999, the Company's Board of Directors approved increasing the authorized common stock to 25,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of the reverse split and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West, which consist of real estate assets that were recently appraised and related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The Company previously reported its financial statements under SFAS 7 as a developmental stage company. During fiscal 1999, the Company is no longer considered in the development stage as it now generates income from its intended sources.

The Company has a loss of $234,468 for the year ended December 31, 1999 and an accumulated deficit of $2,073,273 at December 31, 1999. Management believes its rental operations, acquisitions (see Note 12) and anticipated sales of condominium units beginning in the second half of 2000 will be sufficient to fund its operations and meet its working capital requirements through the end of 2000 and beyond. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds where needed, or that such funds, if available, can be obtained on terms satisfactory to the Company.

NOTE 2 - RESTATEMENT OF 1999 FINANCIAL STATEMENTS

Subsequent to the issuance of its 1999 audited financial statements, the Company determined that several transactions were incorrectly recorded on these financial statements.

         The estimated fair value of the properties acquired from East-West was incorrectly calculated. Based on updated information, the net assets acquired have been recorded at $8,404,176 instead of the previously reported $9,400,610. The difference is comprised of a $2,728,653 reduction in real estate assets and a $1,732,219 reduction in real estate loans. The real estate sales were incorrectly recorded in 1999. Based upon updated information real estate sales in the amount of $1,850,000 were determined to be prematurely recorded and removed. The related cost of real estate sales in the amount of $1,213,415 was also removed as premature. In addition, related the accounts receivable in the amount of $1,805,000 and related deposits and other receivables in the amount of $57,550 were removed.

         Depreciation was incorrectly calculated. Based upon updated information the total depreciation has been restated to $22,222 instead of the previously recorded $88,250.

         Interest expense was inadvertently omitted. Based upon updated information the total interest has been recorded at $146,766.

         The transfer of assets to Paymaster was properly recorded as a loss on discontinued operation in the amount of $20,816 instead of the previously recorded equity distribution.

NOTE 3 - ACCOUNTING POLICIES AND PROCEDURES

Accounting polices and procedures are as follows:

a. The Company uses the accrual method of accounting, recording revenues when a transaction occurs where the Company has a reasonable expectation of receiving the revenue. In reporting sales of real estate, the Company follows the accounting principles prescribed by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate." Profits are recognized when title has passed, the buyer has made a substantial commitment, the usual risks and rewards of ownership have been transferred to the buyer and the terms of any notes received from the buyer give the Company reasonable assurance of collection.

b. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated over thirty years.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.


e. The Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 1999. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. The Company has net operating loss carry forwards as of December 31, 1999 that results in a deferred tax asset of approximately $94,000. The Company has recorded a valuation allowance of $94,000 against the asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive. As the Company has a loss for the year ended December 31, 1999, no incremental shares are included in the computation as their effect would be anti dilutive.

h. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. At December 31, 1999, management determined that there has been no impairment of the Company's long-lived assets. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairments.

NOTE 4 - REAL ESTATE

Real estate is made up of the following at December 31, 1999:

Rental property                                              $ 1,800,000
Construction in progress                                      13,744,857
                                                             -----------
                                                             $15,544,857
                                                             ===========

Included in construction in progress is construction - period interest totaling $610,112 which is capitalized in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs."

Construction in progress is comprised of the following projects at December 31, 1999:

Albuquerque, New Mexico
-----------------------
The Company is constructing a 56 unit age restricted apartment complex. This project has a planned budget of $2,350,000 with an expected completion date of January 2001. As of December 31, 1999 only sewer, curb and water improvements had been completed.

Las Vegas, Nevada
-----------------
The Company is has committed to building four separate 8,000 square foot office buildings in Las Vegas, Nevada. As of December 31, 1999 one office building has been completed and fully leased. Management occupies a portion of the completed building. The project has a planned budget of $3,600,000, of which approximately $3,100,000 has been used as of December 31, 1999.

Monterey Park, California
-------------------------
The Company is constructing a 46 unit Senior Condominium Project (Evergreen Manor II), in Monterey Park, California. Ten units have been reserved as of December 31, 1999 for a total sales price of $1,850,000. The project has a planned budget of $4,975,000. As of December 31, 1999 approximately $2,675,583 of the planned budget has been used.

NOTE  5 - MORTGAGE DEBT

The Company has mortgage obligations as summarized below.

Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                            $2,139,435

Signature Property
------------------
A construction loan with a mortgage company, bearing interest at 12.5%
payable in interest only monthly installments of $26,695. Balloon
payment due June 1, 2001.                                             2,297,025

Pecos Russell
-------------

A construction loan with a mortgage company, bearing interest at 12.5% payable in interest only monthly installments of
$11,219. Balloon payment due January 2000. The loan was
refinanced with a bank bearing interest at 9.25% payable in
monthly installments of principal of $9,400 plus interest
through December 2009. Balloon payment due January 2010.              1,760,000

Broadway Property
-----------------
A 1st trust deed loan with a bank, bearing interest at 8.375%
payable in monthly installments of principal and interest of
$7,116 through March 2027.                                               692,079

A 2nd trust deed loan with a bank, bearing interest
at 11% payable in monthly installments of principal
and interest of $2,200 through January 2001. Balloon
payment due February 2001.                                              311,789

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest at prime plus 1.25%
payable in interest only monthly installments of $17,538. Balloon
payment due February 2001.                                            2,635,285
                                                                     -----------
                                                                      9,835,613
Less current portion                                                   (200,110)
                                                                     -----------

Total                                                                $9,635,503
                                                                     ===========

Minimum maturities of notes payable (after considering the refinanced loan above) are as follows:

         2000                                                   $   200,110
         2001                                                     5,376,559
         2002                                                       169,300
         2003                                                       170,900
         2004 and thereafter                                      3,918,744
                                                                ------------

                                                                $ 9,835,613
                                                                ============

In addition, the Company as part of the asset purchase agreement, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002. The note has no pre-payment penalty and an interest rate of 14%.

NOTE 6 - COMMON STOCK

On April 7, 1999 the Company issued 5,000,000 shares of stock for $5,000 in cash. The Company presently has 6,662,154 shares of Common Stock issued and outstanding.

At December 31, 1999, there were 546,890 shares of common stock in the name of a predecessor company (TAP Resources Ltd) common stock which , if legally presented to the Company, would be converted into 6,836 shares of the Company's $0.001 par value common stock.

NOTE 7 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 the Company had 34,500 of its Series A preferred stock, convertible at .12 shares of the Company's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase the Company issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences.

NOTE 8 - LINE OF CREDIT

The Company has an unsecured $500,000 line of credit from a vendor. As of December 31, 1999 the Company has not borrowed any funds against it. The rate of interest agreed to is 14% per annum. The line of credit expires September 21, 2001.

NOTE 9 - COMMITMENTS

The Company has an equipment lease payable in monthly installments in the amount of $320 expiring in July 2002.

NOTE 10 - STOCK BENEFIT PLAN

In October 1999, the Company established a Stock Benefit plan for the benefit of certain officers and directors. In connection with the plan, the Company agreed to issue 550,000 shares of common stock after two years provided certain criteria are met. For the year ending 12/31/99, the Company has not recorded any expense related to this plan as the stock has not yet been issued or earned.

NOTE 11 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for the period January 1, 1999 to December 31, 1999.

         Numerator:
                  Numerator for basic loss per share - net profit     $(234,468)
                                                                      ==========
         Denominator:
                  Denominator for basic loss per share - weighted
                    average shares outstanding                        4,784,546
                                                                      ==========

NOTE 12 - SUBSEQUENT EVENTS

Acquisition
-----------
On May 1, 2000 the Company purchased the assets of Nobel Furniture Inc. (Nobel) for 750,000 shares of Company common stock valued at $3,000,000. The combination will be accounted for by the purchase method and accordingly, the Company will record assets acquired at their fair values. The effective date of this combination was agreed to as January 1, 2000. Therefore the results of operations of Nobel will be included in the income statement of the Company beginning January 1, 2000. The Company has not yet assessed the pro forma effect of this acquisition on its 1999 financial statements.

Litigation
----------
The Company has been named in litigation in the ordinary course of its business. Management believes the resolution of the matter will have an immaterial effect on the Company's financial position and results of operations.

NOTE 13  - STOCK OPTION

On April 5, 1999, in connection with the acquisition of East-West, the Company's Board of Directors authorized the Company to grant a consultant the right to subscribe for and purchase up to 5,000,000 shares of the Company's common stock, $0.001 par value at an exercise price of $0.00083333 per share expiring on April 5, 2001.


NOTE 14 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. As the Company is currently in the early phase of its business plan, it does not yet have any reportable segments.

                              SENIOR CARE INDUSTRIES, INC.
                             Unaudited Financial Statements

         Unaudited Balance sheet at September 30, 2000;

         Unaudited Statements of Operations for the nine month periods ended September 30, 2000 and September 30, 1999;

         Unaudited Statements of Cash Flows for the nine month period ended September 30, 2000 and September 30, 1999;

         Notes to the financial statements.








                                    CONTENTS


Consolidated Balance Sheets                                             F - 2

Consolidated Statements of Income and Expense                           F - 3

Consolidated Statements of Cash Flows                                   F - 4

Notes to the Financial Statements                                       F - 5


                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)


                                     ASSETS

                                                        Sept. 30, 2000
                                                        (Consolidated)
Current Assets
      Cash                                                $    503,727
      Accounts receivable                                      735,701
      Inventory                                                581,702
      Prepaid expenses                                          26,496
      Other current assets                                     167,864
                                                         -------------
Total Current Assets                                         2,015,490

Property Held for Resale
      Construction in progress                              10,430,659

Property and Equipment
      Machinery & equipment                                  1,005,592
      Capital lease                                             50,673
      Leasehold improvement                                     28,933
      Rental property                                        4,418,971
      Land                                                   2,966,160
                                                         -------------
                                                             8,470,329
      Less: accumulated depreciation                          (176,151)
                                                         -------------
Total Property and Equipment                                 8,294,178

Other Assets
      Investment in LLC                                      3,234,000
      Goodwill, net of accumulated
       amortization of $86,612                               1,645,628
                                                         -------------
Total Other Assets                                           4,879,628

                                                         -------------
TOTAL ASSETS                                              $ 25,619,955
                                                         =============

     See accompanying notes to financial statements and accountant's report


                LIABILITIES & STOCKHOLDERS' EQUITY
                          (Unaudited)
                                                              Sept. 30, 2000
                                                              (Consolidated)
Current Liabilities
      Accounts payable                                          $    394,520
      Accrued expenses                                                36,799
      Real estate loans                                           11,431,947
      Lines of credit, current portion                                79,484
      Capital lease obligation, current portion                       10,227
                                                               -------------
Total Current Liabilities                                         11,952,977

Long-Term Liabilities
      Line of credit, net of current portion                       1,108,221
      Note payable                                                 1,559,470
      Accrued interest                                               138,833
                                                               -------------
Total Long-Term Liabilities                                        2,806,524

                                                               -------------
Total Liabilities                                                 14,759,501

Stockholders' Equity

      Series A Convertible Preferred Stock, $.001 par value, 34,500 shares authorized, none issued
      Series B Convertible Preferred Stock, $.001 par value, 400,000 shares authorized, none issued
      Common stock, $.001 par value, 50,000,000 shares
         authorized, 13,440,681 shares issued and outstanding         13,441
      Paid-in capital                                             13,182,467
      Accumulated deficit                                         (2,335,454)
                                                               -------------
Total Stockholders' Equity                                        10,860,454
                                                               -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 25,619,955
                                                               =============

     See accompanying notes to financial statements and accountant's report

                                       F-3



                  SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                               September 30,    September 30,
                                                   2000            1999
                                                ------------    ------------
                                            (Consolidated)  (Unconsolidated)
Revenue
     Rental income                           $   438,587     $         -
     Sales                                     4,067,992               -
     Sales returns & allowances                 (109,907)              -
                                             ------------    ------------
Total Revenue                                  4,396,672               -

Cost of Sales                                  3,142,373               -
                                             ------------    ------------

Gross Profit                                   1,254,299               -

Operating Expenses
     Selling, general, and administrative      1,070,690           1,342
     Depreciation and amortization               172,145               -
                                             ------------    ------------
Total Operating Expenses                       1,242,835           1,342
                                             ------------    ------------

Income from Operations                            11,464          (1,342)

Other Income and (Expenses)
     Interest income                               1,750
     Interest expense                           (275,395)
                                             ------------    ------------
Total Other Income and (Expenses)               (273,645)              -
                                             ------------    ------------

Income Before Income Taxes                      (262,181)         (1,342)

Provision for Income Taxes                             -               -
                                             ------------    ------------

Net Income (Loss)                            $  (262,181)    $    (1,342)
                                             ============    ============

Earnings Per Share - Basic                   $     (0.02)    $     (0.00)
                                             ============    ============

Weighted Average Number of Shares             13,440,681       6,662,154
                                             ============    ============




     See accompanying notes to financial statements and accountant's report

                                       F-4



                  SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                        2000             1999
                                                                     ------------    ------------
                                                                    (Consolidated)  (Unconsolidated)
Cash Flow from Operating Activities:
      Net income (loss)                                              $  (262,181)    $    (1,342)
      Adjustments to reconcile net income (loss) to net cash
       provided (used) by operating activities:
          Stock issued for services                                       29,029
          Depreciation and amortization                                  172,145               -
          (Increase) decrease in accounts receivable                    (176,276)              -
          (Increase) decrease in inventory                               164,456               -
          (Increase) decrease in prepaid expenses                        (16,253)              -
          (Increase) decrease in other current assets                   (152,005)
          Increase (decrease) in accounts payable                         44,254               -
          Increase (decrease) in accrued interest                         73,500
          Increase (decrease) in accrued expenses                          8,400               -
                                                                     ------------    ------------
Net Cash Provided (Used) by Operating Activities:                       (114,931)         (1,342)

Cash Flow from Investing Activities:
      Cash provided from asset purchase agreement                              -             610
      Cash used by construction in progress                           (2,263,755)              -
                                                                     ------------    ------------
Net Cash Provided (Used) by Investing Activities:                     (2,263,755)            610

Cash Flow from Financing Activities:
      Net proceeds (payments) from notes payable                       2,787,079               -
                                                                     ------------    ------------
Net Cash Provided (Used) by Financing Activities:                      2,787,079               -
                                                                     ------------    ------------

Net Increase (Decrease) in Cash                                          408,393            (732)

Cash Balance at Beginning of Period                                       95,334             832
                                                                     ------------    ------------

Cash Balance at End of Period                                        $   503,727     $       100
                                                                     ============    ============

Supplemental Disclosures:
      Cash paid during the period for interest, including amounts
        capitalized                                                  $   996,678     $         -
                                                                     ============    ============
      Cash paid during the period for income tax                     $         -     $         -
                                                                     ============    ============

Supplemental Schedules of Noncash Operating, Investing,
   and Financing Activities:
      Issuance of common stock for services                          $    29,029     $         -
                                                                     ============    ============
      Capital lease incurred for acquisition of machinery and
        equipment                                                    $    50,673     $         -
                                                                     ============    ============
      Issuance of common stock in acquisition of Noble
        Fidelity, Inc.                                               $ 2,897,250     $         -

                                                                     ============    ============
      Issuance of common stock in conversion of preferred
        stock                                                        $     2,173     $         -
                                                                     ============    ============



     See accompanying notes to financial statements and accountant's report

                                       F-5

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                               September 30, 2000

                                   (Unaudited)

NOTE 1 - ACCOUNTING POLICIES AND PROCEDURES

1. Senior Care Industries, Inc. ("the Company") uses the accrual method of accounting, recording revenues when a transaction occurs where the Company has a reasonable expectation of receiving the revenue.

2. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

3. The costs of operational equipment and real property improvements are depreciated over the estimated useful life of the asset utilizing the straight-line method of depreciation.

4. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

5. The Company has a net operating loss carry forward as of December 31, 1999. The Company will review its need for a provision for federal income tax after each operating quarter and each period for which a statement of operations is issued. The Company's' marginal tax rate is 34%. The Company's effective tax rate is 0% due to the tax loss carry forward.

6. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. "SFAS" No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. At September 30, 2000, management determined that there has been no impairment of the Company's long-lived assets. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairments.

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                               September 30, 2000

                                   (Unaudited)


NOTE 2 - CAPITAL STOCK

In April 2000 the holders of Series A and B Convertible Preferred Stock converted its preferred stock. This conversion required the Company to issue 2,172,500 additional common shares.


NOTE 3 - ACQUISITIONS

On May 1, 2000 the Company purchased Nobel Furniture, Inc. (Nobel) for 750,000 shares of Company common stock valued at $3,187,500. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting and recorded a total of $1,732,240 in goodwill, which is being amortized over 15 years. The Company recorded $86,612 in amortization expense for the nine months ended September 30, 2000. The effective date of the combination was agreed to as January 1, 2000. Therefore the results of operations of Nobel have been included in the income statement of the Company beginning January 1, 2000.

NOTE 4 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company acquired Nobel furniture, Inc. as discussed in note 2. Nobel manufactures furniture for the national market.

Selected information for the three months ending June 30, 2000

                                           Furniture               Senior Care
                                           manufacturer            Industries
        Gross sales                     $ 3,958,085                $ 438,587
        Operating income                     57,716                  (46,253)
        Assets                            2,275,131               22,844,824
        Liabilities                       1,624,256               13,135,245

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                               September 30, 2000

                                   (Unaudited)



NOTE 5 - EARNINGS PER SHARE

Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of stock options and warrants, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

         Numerator:

                  Numerator for basic loss per share - net loss       $ (60,650)

         Denominator:

                  Denominator for basic loss per share- weighted
                  Average share outstanding                          13,440,681

                   SENIOR CARE INDUSTRIES, INC. AND SUBSIDIARY

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                               September 30, 2000

                                   (Unaudited)




NOTE 6 - LITIGATION

An action was filed on April 12, 2000 naming the Company, as a successor to an unrelated company, that it is liable to a third part for a note entered into by that company in the amount of $923,208 plus accrued interest. The Company has denied this claim and is vigorously defending its position. Management believes that it will prevail in this matter, however discovery is in process and will not be complete for several months.

NOTE 7 - SUBSEQUENT EVENTS

On October 3, 2000, the Company purchased 5,000,000 shares of common stock in Rent USA, Inc. in exchange for 2,000,000 shares of Class D Preferred Stock in Senior Care Industries, Inc. the stock position of Senior Care Industries, Inc. gives it actual control of Rent USA, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

         Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted by Nevada Law.

         Article X of the Articles of Incorporation, which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Nevada Revised Business Corporation Act.

         Article X of the By-Laws provides as follows:

                              " ARTICLE X
                           INDEMNIFICATION

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he aced in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses with such court shall deem proper.

3. To the extent that any person referred to in paragraphs 1 and 2 of this
Article X has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, th shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification under paragraphs 1 and 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article X. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or other proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article X.

6. The indemnification provided by this Article X shall not be deemed exclusive or any other rights to which those seeking indemnification may be entitled under any statue, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X

8. For the purposes of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving Corporation so that any person who is or was a director, officer, employee or agent or such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation in the same capacity."

Other Expenses of Issuance and Distribution.
-------------------------------------------

         Other expenses in connection with the registration of the securities hereunder which will be paid by us will be substantially as follows:

                                                  Per Share            Total
                                                  ---------            -----

Discount to Bayview (12.5%)                        $0.065             457,143

Expenses payable on behalf of Bayview
  Escrow fees (1)                                   0.0091             64,000
  Legal Fees of Bayview                             0.0028             20,000

Estimated offering expenses
  SEC filing fee                                    0.000278            2,668
  Accountant's fees and expenses                    0.0005              5,000
  Legal fees and expenses                           0.0005              5,000

Total                                              $0.072578          543,811
-----------
(1) This fee will be $2,000 per request.

Recent Sales of Unregistered Securities.
---------------------------------------

         In the last three years, we have made transactions with our common stock for cash, services, and acquisitions which were not registered under the Securities Act of 1933.

         We have issued stock for services rendered for investor relations and other consulting services which were performed by OTC Financial Network, The Hawke Group and Top 10 Financial Services. This stock was issued in lieu of cash payments or in addition to cash payments in certain circumstances.

         Additionally, we have issued stock to acquire assets as follows:

(1) On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Developer, Inc. for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock which was convertible from 1 preferred share into 5 common shares. The preferred stock was converted in April, 2000. The total value of the acquisition of $8,404,176 based on the book value of net assets of East-West, which consisted of real estate assets that were appraised less related real estate loans.

(2) On May 15, 2000, the Company completed the purchase of Noble Concept Fidelity, Inc., a furniture manufacturing operation in San Diego, California in which it issued 750,000 shares of stock to shareholders of Cyrus Industries, Inc., the then owner of 80% of the shares of Noble Concept Fidelity, Inc., and 150,000 shares of common stock to Bob Eschwege, the manager, operator of the furniture company that was its founder and formerly 20% owner of Noble Concept Fidelity, Inc.

(3) On October 3, 2000, the Company completed the purchase of a substantial interest in Rent USA, Inc. in a stock swap in which Senior Care received 5,000,000 shares of Rent USA and Rent USA received a total of 2,000,000 shares of Series D Preferred Stock in Senior Care. At the time of the transaction, Rent USA had 6,098,289 shares of common stock outstanding. The sale to Senior Care of 5,000,000 shares of Rent USA raised the number of outstanding shares in Rent USA to 11,098,289 common shares outstanding. Based upon the financial statements of Rent USA as of the date of the closing of the transaction, the shares which Senior Care received had a book value of approximately $.45 per share or $2,250,000.00. Thus, the value assigned to the Senior Care Series D Preferred shares issued to Rent USA was $1.125 per share.

In connection with these acquisitions, we have issued our common shares as shown below:


Name            Date of Issuance          Number of Shares           Value of Shares at Issuance
------------    ----------------          ----------------           ---------------------------
Madeline Farah  Aug.31, 1999              400,000                    $1,111,500.00
Aziz Holdings   Aug.31, 1999              400,000                    $1,111,500.00
Friendly Bear   Aug.31, 1999              105,000                    $  233,415.00
Signature Prop. Aug.31, 1999              110,000                    $  244,530.00
Pecos Russell   Aug.31, 1999              200,000                    $  444,600.00
Broadway Acacia Aug.31, 1999               70,000                    $  155,610.00
Evergreen Manor Aug.31, 1999            2,200,000 *                  $4,890,600.00
Bob Eschwege    May 15, 2000              150,000                    $  226,893.00
Shareholders
of Cyrus
Industries      May 15, 2000              750,000                    $1,223,107.00

* Originally, Evergreen Manor received 600,000 shares plus 400,000 preferred shares which were convertible 5 for 1 to common stock. The preferred stock was converted to common stock in April, 2000. Those shares have subsequently been divided among the members of the Evergreen Manor II, LLC and as a result, no one person or entity has more than 5% of the outstanding shares in the Company as of November 30, 2000.

In all of the transactions shown above, the issuance, delivery and sale of our common stock was made pursuant to the asset exchange exemption within the meaning of Section 4(2) of the Act; and we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported by the foregoing table.

Additionally, we have issued Series D Preferred Stock as follows:


Name            Date of Issuance          Number of Shares           Value of Shares at Issuance
------------     ----------------          ----------------           ---------------------------
Rent USA        October 3, 2000           2,000,000                  $2,250,000.00


         We have issued our common stock, warrants or options for services to our employees and others as follows (unless otherwise indicated the issuance was of stock):


Name              Date of Issuance          Number of Shares         Value of Shares at Issuance
--------------    ----------------          ----------------         ---------------------------
American Auditing
& Accounting      Apr. 6, 2000              50,000                   $100,000
Brian Dvorak      Apr. 6, 2000               7,000                   $ 14,000
Defined Holding   Apr. 6, 2000              50,000                   $100,000
David Edwards     Apr.15, 2000              55,000                   $ 55,000
John Tanner       Apr.15, 2000              55,000                   $ 55,000
OTC Financial Grp.Apr.15, 2000              25,000                   $ 75,000
Hawke Group       Apr.15, 2000              10,000                   $ 30,000
Top 10 Financial  Aug.28, 2000              25,000 warrants
Richard Hart      Oct. 6, 2000              55,000*                  $ 55,000
Martin Richelli   Oct. 6, 2000              55,000*                  $ 55,000
Denzel Harvey     Oct. 6, 2000              55,000*                  $ 55,000
David Tsai        Oct. 6, 2000              55,000*                  $ 55,000
Stephen Reeder    Oct. 6, 2000             115,000*                  $115,000
Bob Coberly       Oct. 6, 2000              55,000*                  $ 55,000
John Cruickshank  Oct. 6, 2000              55,000*                  $ 55,000
Scott Brake       Oct. 6, 2000              55,000*                  $ 55,000
Al Harvey         Oct. 6, 2000              55,000*                  $ 55,000
Bob Eschwege      Oct. 6, 2000              55,000*                  $ 55,000


*These were options issued pursuant to the 2000 Stock Option Plan and all of those options were exercised and shares were issued on the date indicated.

         In addition, we sold the following unregistered securities of ours to the person named, in the amounts, for the consideration and the dates indicated.

 Name                        Date               Number of Shares  Consideration
 ----                        ----               ----------------  -------------

European Equity              July 8, 2000       141,464           $ 72,425.00
& Guarantee

         In all of the transactions shown above, the issuance, delivery and sale of our common stock was made pursuant to the private offering exemption within the meaning of Section 4(2) of the Act; and we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported by the foregoing table. All of the shares issued to European Equity & Guarantee and/or its clients contained a restrictive legend pursuant to Regulation S regarding sales of shares to offshore persons and entities.

Exhibits.
---------

         The following is a complete list of Exhibits as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601(a) of Regulation S-K, which are incorporated herein:

         Exhibit No.
         -----------

         3.1      Articles of Incorporation of Senior Care Industries, Inc.

         3.2      By-Laws of Senior Care Industries, Inc.

         4.1 Form of Stock Purchase Warrant dated November 17, 2000 between the Company and Bayview, LLC exercisable to purchase an aggregate of 20,000,000 common shares

         4.2 Registration Rights Agreement dated November 17, 2000 between the Company and Bayview, LLC related to the registration of shares

         4.3 Investment Agreement dated November 17, 2000 between the Company and Bayview, LLC relating to the purchase of up to $20,000,000 of securities.

         5        Opinion of Counsel, Lawrence R. Young & Associates, P.C.

         24.1     Consent of John Spurgeon, CPA JD, Independent
                  Certified Public Accountant.

         24.2     Consent of Lawrence R. Young & Associates, P.C. (Included in
                  Exhibit 5).

     ----------------------------

Undertakings.
-------------

         A.       To Deliver Certificates.

         The undersigned registrant hereby undertakes to provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

         B.       Indemnification.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Laguna Beach, State of California, on this 22nd day of December, 2000.

          SENIOR CARE INDUSTRIES, INC.

          By: /s/ Stephen Reeder                   By: /s/ Bob Coberly
          ---------------------------              ---------------------------
          Chief Executive Officer                  Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           SENIOR CARE INDUSTRIES, INC.
               --------------------------------------------------
               (Exact name of Issuer as specified in its charter)




                                  EXHIBIT INDEX


         Exhibit Number         Description
         --------------         -----------

         3.1 Articles of Incorporation of Senior Care Industries, Inc. together with various amendments thereto.

         3.2 By-Laws of Senior Care Industries, Inc. together with various amendments thereto.

         4.1 Form of Stock Purchase Warrant dated November 17, 2000 between the Company and Bayview, LLC exercisable to purchase an aggregate of 20,000,000 common shares.

         4.2 Registration Rights Agreement dated November 17, 2000 between the Company and Bayview, LLC related to the registration of shares.

         4.3 Investment Agreement dated November 17, 2000 between the Company and Bayview, LLC relating to the purchase of up to $20,000,000 of securities.

         5        Opinion of Counsel, Lawrence R. Young & Associates, P.C.
                  relating to the issuance of shares to Bayview, LLC and his consent to including his letter in this Registration Statement.

         24.1 Consent of John Spurgeon, CPA JD, Independent Certified Public Accountant

         24.2     Consent of Lawrence R. Young & Associates, P.C. (Included in
                  Exhibit 5).

     ----------------------------


                                      II-7